Exhibit 10.13

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

TIME CHARTER

OF

Windsor Knutsen

Between

KNUTSEN OAS

And

BG OIL SERVICES LIMITED

06 APR 2010

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32.	REQUISITION	15

33.	OUTBREAK OF WAR	15

34.	ADDITIONAL WAR EXPENSES	15

35.	WAR RISKS	16

36.	BOTH TO BLAME COLLISION CLAUSE	16

37.	NEW JASON CLAUSE	17

38.	CLAUSE PARAMOUNT	17

39.	TOVALOP	17

40.	EXPORT RESTRICTIONS	18

41.	LAW AND LITIGATION	19

42.	CONSTRUCTION	19

43.	GENERAL PERFORMANCE CLAUSE	19

44.	PROTECTIVE AGENT	23

45.	P & I / OTHER INSURANCES	24

46.	F.M.C./C.F.R. CERTIFICATE	24

47.	FINANCIAL RESPONSIBILITY IN RESPECT OF POLLUTION	24

48.	OIL POLLUTION CLAUSE FOR CALLING USA PORTS	25

49.	U.S. ANTI-DRUG ABUSE ACT	25

50.	IMO / U.S. COAST GUARD REGULATIONS	25

51.	IMO ROUTING	25

52.	TRADING CERTIFICATES	26

53.	ISM CLAUSE	26

54.	WAR RISK	26

55.	BILL OF LADING	26

56.	LETTER OF INDEMNITY	26

57.	CARGO RETENTION	27

58.	CLAIMS	27

59.	SIGNATURE	27

60.	BANKING INSTRUCTIONS FOR HIRE PAYMENT	28

61.	LMAA ARBITRATION	28

62.	GENERAL AVERAGE AND NEW JASON CLAUSE	28

63.	LIGHTERAGE	29

64.	BOTH TO BLAME COLLISION CLAUSE	29

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65.	FLAG / OWNERSHIP / MANAGEMENT / CLASS	29

66.	BALLAST / DEBALLAST	30

67.	TEMPORARY VISA TYPE V	30

68.	IMIGRATIONS REQUIREMENT OF BRAZILIAN CREW	30

69.	VESSEL TRACKING SYSTEM CLAUSE	30

70.	CARGO LOSS	31

71.	INCIDENT REPORTING	31

72.	OIL COMPANY ACCEPTANCE	31

73.	NON ASSIGNMENT	32

74.	VESSEL’S DOCUMENTATION	32

75.	LIFE SAFETY MEASUREMENT	32

76.	BREACH OF WARRANTY	33

77.	U.S. CUSTOMS ADVANCE NOTIFICATION/AMS CLAUSE FOR TIME CHARTER PARTIES	33

78.	PENALTY CLAUSE — HIRE DEDUCTION CAUSED BY UNAVAILABILITY OF DP AND/OR BLS SYSTEMS	34

79.	VESSEL DRY DOCKING	35

80.	BUNKERS AT DELIVERY AND REDELIVERY	36

81.	BUNKERS IN GENERAL	36

82.	USE AS FLOATING STORAGE	37

83.	REDELIVERY SURVEY	37

84.	SUPREMECY OF VOYAGE INSTRUCTIONS	37

85.	GENERAL AVERAGE CARGO RELEASE	37

86.	TRANSFER OF BILGE LIQUIDS	37

87.	CANCELLATION FOR CRIMINAL ACTS	37

88.	DELETED	38

89.	HEATING	38

90.	CARGO MANIFOLDS	38

91.	CRUDE OIL WASH (COW)	38

92.	INERT GAS SYSTEM	38

93.	CHARTERER’S RIGHT TO SURVEY AND SAMPLE	39

94.	COMMINGLING/BLENDING	39

95.	DELETED	39

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96.	DEADWEIGHT REMEASUREMENT	39

97.	CBM MOORING EQUIPMENT	40

98.	MANNING	41

99.	INSTRUCTIONS AND LOGS	41

100.	BUSINESS PRINCIPLES	41

103.	ISPS CODE / USMTSA	42

104.	CONFIDENTIALITY	43

105.	NOTICES	43

106.	VESSEL CONTACT DETAILS	45

107.	COMPLIANCE	45

108.	DELETED	47

109.	THIRD PARTY VETTING	47

110.	TAXES	47

111.	U.S. COMPLIANCE	47

112.	OWNERS’ DEFAULTS	47

113.	CHARTERERS’ DEFAULTS	49

114.	QUIET ENJOYMENT	49

115.	RIGHTS OF THIRD PARTIES	50

116.	HSSE	50

APPENDIX A – Q-88 Vessel Details		52
APPENDIX B – Health, Safety, Security and Environment Exhibit (HSSE)		70
APPENDIX C – Safety and Environmental Monthly Reporting Template		86
APPENDIX D – Unused		92
APPENDIX E – Crew Experience Matrix		93
APPENDIX F – Letter of Quiet Enjoyment		94
APPENDIX G – BG Group Business Principles		99
APPENDIX H – Group Policy on Security		100

Global Shipping	Page 5 of 100	Date: 25 July 2008

IT IS THIS DAY AGREED between Knutsen OAS of Haugesund, Norway (hereinafter referred to as “Owners” ), being owners of the good motor vessel called Windsor Knutsen (hereinafter referred to as “the vessel” ) described as per Clause 1 hereof and BG Oil Services Limited, a company incorporated under the laws of England and Wales and having its registered office at 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT, United Kingdom (hereinafter referred to as “Charterers”):

1. DESCRIPTION AND CONDITION OF VESSEL

At the date of delivery of the vessel under this charter

(a) she shall be classed: + 1A1, “Tanker for Oil ESP”, Nauticus (Newbuilding) E0, DAT(-30), ICE-1A, VCS-2 SPM, T-MON, F-AMC, DYNPOS (AUTR), Bow Loading.

(b) she shall be in every way fit to carry crude petroleum and/or its products;

(c) she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator and radar) in a good and efficient state;

(d) her tanks, valves and pipelines shall be oil-tight;

(e) she shall be in every way fitted for burning at sea - fueloil with a maximum viscosity of 380 Centistokes at 50 degrees Centigrade/any commercial grade of fuel oil (“ACGFO”) for main propulsion, marine diesel oil/ACGFO for auxiliaries in port - marine diesel oil/ACGFO for auxiliaries;

(f) she shall comply with the regulations in force so as to enable her to pass through the Suez Canal by day and night without delay;

(g) she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay;

(h) she shall comply with the description in “Form Q-88 Vessel Details” (“Q-88”) appended hereto, provided however that if there is any conflict between the provisions of Q-88 and any other provision, including this Clause 1, of this charter such other provision shall govern.

2. SHIPBOARD PERSONNEL AND THEIR DUTIES

(a) At the date of delivery of the vessel under this charter

(i) she shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the vessel and her equipment competently and safely;

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(ii) all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;

(iii) all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995;

(iv) there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the vessel and those loading the vessel or accepting discharge therefrom to be carried out quickly and efficiently.

(b) Owners guarantee that throughout the charter service the master shall with the vessel’s officers and crew, unless otherwise ordered by Charterers,

(i) prosecute all voyages with the utmost despatch;

(ii) render all customary assistance; and

(iii) load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state. Duty to Maintain

3. DUTY TO MAINTAIN

(i) Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the vessel.

(ii) If at any time whilst the vessel is on hire under this charter the vessel fails to comply with any of the requirements of Clauses 1.2 (a) or 10, then, whether or not such failure to comply existed at the date of delivery of the vessel or arose thereafter, hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

Any reduction of hire under this sub-Clause (ii) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 24, as amended by the Riders.

(iii) If Owners are in breach of their obligation under Clause 3(i) Charterers may so notify Owners in writing; and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterer’s that the vessel meets all requirements of Clauses 1 and 2(a), the vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that the vessel meets such requirements.

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Furthermore, at any time while the vessel is off-hire under this Clause 3 Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners or from any later date stated in such notice. This sub-Clause (iii) is without prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including without limitation Charterers rights under Clause 21 hereof).

4. PERIOD AND TRADING LIMITS

Owners agree to let and Charterers agree to hire the vessel for a period of Two (2) years commencing from the time and date of delivery of the vessel, for the purpose of carrying all lawful merchandise (subject always to Clause 28) including in particular crude oil and refined products suitable for the vessel, its equipment, tank coatings and cargo tanks (“Original Period”).

Charterers shall have the option to extend this charter for up to three (3) one (1) year periods (“Extension Period”) upon at least 90 days notice in writing to Owners prior to the expiry of the Original Period or of any Extension Period (as the case may be).

Charterer shall provide 60, 15,7,5,4,3,2,1 days notice of Redelivery.

The vessel shall be redelivered up to sixty (60) days after or up to thirty (30) days before the end of the Original Period or any Extension Period, as the case may be, at Charterers’ option. Notwithstanding the foregoing, but subject to Clause 35. Charterers may order the vessel to ice-bound waters or to any part of the world outside such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the vessel’s underwriters as a consequence of such order.

Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding anything contained in this or any other clause of this charter, Charterers do not warrant the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the vessel shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide.

The vessel shall be delivered by Owners at a port in Europe within a range extending from Gdansk, Poland to Augusta Italy or DLOP conversion yard in Dubai at Owners’ option and redelivered to Owners at a port in the Atlantic basins or Mediterranean at Charterers’ option, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof.

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5. LAYDAYS / CANCELLING

The vessel shall not be delivered to Charterers before Feb 1, 2011 and Charterers shall have the option of cancelling this charter if the vessel is not ready and at their disposal on or before May 15, 2011

Owner will narrow the Delivery Lay/Can to a 15 day period no later than 12 Noon GMT 01-JAN-2011. Owner will narrow the Delivery Lay/Can to a 10 day period no later than 12 Noon GMT 01-FEB-2011. Owner will narrow the Delivery Lay/Can to a 5 day period no later than 12 Noon GMT 15-FEB-2011.

Should delivery be delayed beyond March 1, 2011 the Owners will, if requested by charterers, provide a substitute tanker able to tandem load in the Santos basin with or without tug support. Such substitute tanker would be paid at market rates for the vessel provided but shall not exceed the hire rate of the Windsor Knutsen under this Charter. Charterers shall compensate Owners for actual positioning costs for the substitute tanker, which costs shall not exceed the cost of positioning from Windsor Knutsen’s original delivery location to the Santos basin in Brazil, and the substitute tanker shall be redelivered in the same range as described for the Windsor Knutsen in this Charter. In the event of Owners providing a substitute tanker, the delivery date and location shall be revised to accommodate the Owners’ new schedule and to minimize any overlap of vessels hired under this Charter.

If delivery is delayed beyond March 31, 2011 then Charterers shall receive as liquidated damages the amount of United States Dollars Twenty Thousand (USD $20,000) for each day (or part thereof) by which delivery of the Vessel is delayed and if delayed subsequently beyond May 15, 2011, Charterers shall have the option of canceling this Charter by giving notice thereof to the Owners. Owners will provide to Charterers monthly updates of the expected delivery date from Builder, and will immediately inform Charterers of any event that would likely cause a delivery delay in excess of 10 days.

Upon arrival of the vessel to Brazilian waters, it is agreed that the vessel shall go off-hire to conduct FMEA, Brazilian Authority and Petrobras inspection. The vessel shall be back on-hire upon successful conclusion of FMEA testing and approval by Petrobras for tandem loadings in the Santos basin from FPSO’s.

6. OWNERS TO PROVIDE

Owners undertake to provide and to pay for all provisions, wages, and shipping and discharging fees and all other expenses of the master, officers and crew; also, except as provided in Clause 4 and 34 hereof, for all insurance on the vessel, for all deck, cabin and engine-room stores including lubricating oils, and for water; for all drydocking, overhaul, maintenance and repairs to the vessel; and for all fumigation expenses and de-rat certificates. Owners’ obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general

Global Shipping	Page 4 of 100	Date: 25 July 2008

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the vessel is on-hire. Owners are to provide and pay for all fees, services and other expenses necessary to ensure that the vessel complies with all requirements of the Brazilian Port Captaincy and Brazilian Harbour and Coast Directorate in force at the time of contract award. All time used to attend such Brazilian authorities’ requirements will be for Owners’ account.

7. CHARTERERS TO PROVIDE

Charterers shall provide and pay for all fuel (except fuel used for domestic services), towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

8. RATE OF HIRE

Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of

From Delivery	To Dec 31, 2011	USD ***** per day
From Jan 1, 2012	To Dec 31, 2012	USD ***** per day
From Jan 1, 2013	To Dec 31, 2013	USD ***** per day
From Jan 1, 2014	To Dec 31, 2014	USD ***** per day
From Jan 1, 2015	To Dec 31, 2015	USD ***** per day
From Jan 1, 2016	To redelivery	USD ***** per day

per day, and pro rata for any part of a day, from the time and date of her delivery (GMT) until the time and date of her redelivery (GMT) to Owners.

Charterers have the option declarable by 01-May-2010 to have a CAP 437 compliant helicopter deck installed in consideration of an increase to the daily hire of USD ***** per day for the first 2 years of charter.

Charterers have the option declarable by 01-May-2010 to have Personnel cranes installed in consideration of an increase to the daily hire of USD ***** per day for the first 2 years of charter.

Charterers have the option declarable by 01-May-2010 to have a Transducer trunk installed in consideration of an increase to the daily hire of USD ***** per day for the first 2 years of charter.

Charterers have the option declarable by 30-July-2011 to change the “Original Period” of charter from:

Global Shipping	Page 5 of 100	Date: 25 July 2008

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

two (2) years plus up to three (3) one (1) year periods to

five (5) years plus up to two (2) five (5) year periods or to ten (10) years plus up to five (5) one (1) year periods at adjusted rates and terms as listed below

The rates applicable to longer “Original Periods” to apply only to hire days following such declaration.

The rate for the 5+5+5 years will start at USD ***** per day and will escalate *****% annually with first adjustment on Jan 1, 2012.

The rate for the 10 + 5 x 1 years will start at USD ***** per day and will escalate *****% annually with first adjustment on Jan 1, 2012.

9. PAYMENT OF HIRE

Subject to Clause 3 (iii), payment of hire shall be made in immediately available funds to:

Account            (See Clause 60)

from delivery date and time (GMT) until the end of the month thereafter from first to the last day of each month, in advance, less:

(i) any hire paid or due which Charterers reasonably estimate to relate to off-hire periods, and

(ii) any amounts disbursed on Owners’ behalf, any advances and commission thereon, and

(iii) any amounts due or reasonably estimated to become due to Charterers under Clause 3(ii) or 24 hereof,

any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment.

In default of such proper and timely payment,

(a) Owners shall immediately notify Charterers of such default and Charterers shall within seven Brazilian banking days of receipt of such notice pay to Owners the amount due including interest, failing which Owners may withdraw the vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise;

and

(b) Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Interest Rate as published by the Chase Manhattan Bank in

Global Shipping	Page 6 of 100	Date: 25 July 2008

New York at 12.00 New York time on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

10. SPACE AVAILABLE TO CHARTERERS

The whole reach, burthen and decks of the vessel and any passenger accommodation (including Owner’s suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed 500 tonnes at any time during the charter period.

11. OVERTIME

Overtime pay of the master, officers and crew in accordance with ship’s articles shall be for Owners’ account when incurred, as a result of complying with the request of Charterers of their agents, for loading, discharging, heating of cargo, bunkering or tank cleaning.

12. INSTRUCTIONS AND LOGS

Charterers shall from time to time give the master all requisite instructions and sailing directions, and he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required. The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners’ expense of any such documents which are not provided by the master. Master shall transmit, with necessary despatch, all messages or updates required or reasonably requested by Charterers from time to time or as stated in Charterers’ systems handbook.

13. BILLS OF LADING

(a) The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the vessel, agency and other arrangements, and shall sign bills of lading as Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise

(i) from signing bills of lading in accordance with the directions of Charterers, or their agents, to the extent that the terms of such bills of lading fail to conform to the requirements of this charter, or (except as provided in Clause 13(b)) from the master otherwise complying with Charterers or their agents orders:

(ii) from any irregularities in papers supplied by Charterers or their agents.

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(b) Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from Charterers to discharge all or part of the cargo

(i) at any place other than that shown on the bill of lading and/or

(ii) without presentation of an original bill of lading

unless they have received from Charterers both written confirmation of such orders and an indemnity in a form acceptable to Owners.

14. CONDUCT OF VESSEL’S PERSONNEL

If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

15. BUNKERS AT DELIVERY AND REDELIVERY

See rider clause 80

16. STEVEDORES, PILOTS AND TUGS

Stevedores when required shall be employed and paid by Charterers, but this shall not relieve Owners from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged. Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact the servants of Charterers their agents or any affiliated company); provided, however, that

(i) the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and

(ii) Charterers shall be liable for any damage to the vessel caused by or arising out of the use of stevedores, fair wear and tear excepted, to the extent that Owners are unable by the exercise of due diligence to obtain redress therefor from stevedores.

Charterers shall not in any circumstances be liable for any damages or losses caused to the vessel or Owners by any act, default, or neglect, or breach of duty of tugboats, pilots or mooring masters.

17. SUPER-NUMERARIES

Charterers may send representatives in the vessel’s available accommodation upon any voyage made under this charter. Owners finding provisions and all requisites as supplied to officers, except liquors. Charterers paying at the rate of 50 per day for each representative while on board the vessel.

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Charterer may place 1-2 employees onboard as junior officers for training. All expenses, including salaries, to be for Charterers account. The experience level shall be in line with the requirement for corresponding Knutsen positions.

18. SUB-LETTING/ASSIGNMENT/NOVATION

Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfilment of this charter.

19. FINAL VOYAGE

If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for

(i) disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision hereof, and

(ii) bunkers on board at redelivery pursuant to Clause 80.

Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

If at the time this charter would otherwise terminate in accordance with Clause 4 or any other clause under which this charter has been extended, and the vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.

20. LOSS OF VESSEL

Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss; should the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on which the vessel’s underwriters agree that the vessel is a constructive total loss; should the vessel be missing, this charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

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21. OFF-HIRE

(a) On each and every occasion that there is loss of time (whether by way of interruption in the vessel’s service or, from reduction in the vessel’s performance, or in any other manner)

(i) due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey, collision, stranding, accident or damage to the vessel; or any other similar cause preventing the efficient working of the vessel; and such loss continues for more than three consecutive hours(if resulting from interruption in the vessel’s service) or cumulates to more than three hours (if resulting from partial loss of service); or

(ii) due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or

(iii) for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than three consecutive hours; or

(iv) due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or

(v) due to detention of the vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the vessel, the vessel’s owners, or Owners (unless brought about by the act or neglect of Charterers);then without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder or otherwise the vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(b) If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24 (as amended by the Riders), and such failure arises wholly or partly from any of the causes set out in Clause 21(a) above, then the period for which the vessel shall be off-hire under this Clause 21 shall be the difference between

(i) the time the vessel would have required to perform the relevant service at such guaranteed speed, and

(ii) the time actually taken to perform such service (including any loss of time arising from interruption in the performance of such service).

For the avoidance of doubt, all time included under (ii) above shall be excluded from any computation under Clause 24, as amended by the Riders.

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(c) Further and without prejudice to the foregoing, in the event of the vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 21( a ), the vessel shall be off—hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the vessel, for any cause or purpose mentioned on Clause 21 (a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the Vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(d) If the vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.

(e) Time during which the vessel is off-hire under this charter shall count as part of charter period. However, the Charterers shall have the option to add any or all of the time during which the vessel is off-hire to the period of the Charter as an extension of the Charter period. Such option shall be declared in writing not less than one month before the expiry of the original Charter period, or promptly in respect of any off-hire period occurring less than one month before the expiry of the original Charter period.

(f) During any period in which the vessel does not provide all the cargo volume stated in the appended Form Q88, Charterers have the option to place the vessel off-hire or to continue to use the vessel in such a reduced condition. If the vessel is employed in such a condition, the rate of hire is to be proportionally reduced during all of the period during which the vessel does not offer the cargo volume stated in the appended Form Q88.

22. PERIODICAL DRYDOCKING

(a) Owners have the right and obligation to drydock the vessel as necessary. Owners’ intention to drydock is as follows: (date — estimated duration of repairs, including required gas freeing and tank cleaning).

On each occasion Owners shall propose to Charterers a date on which they wish to drydock the vessel, not less than three (3) months before such date, and Charterers shall offer a port for such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as practicable.

Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers place the vessel at Owners’ disposal clear of cargo other than tank washings and residues. Owners shall be responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any bill of lading or this charter.

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(b) If a periodical drydocking is carried out in the port offered by Charterers (which must have suitable accommodation for the purpose and reception facilities for tank washings and residues), the vessel shall be off-hire from the time she arrives at such port until drydocking is completed and she is in every way ready to resume Charterers’ service and is at the position at which she went off-hire or a position no less favourable to Charterers , whichever she first attains.

The expenses of gas-freeing, including without limitation the cost of bunkers, shall be for Owners’ account.

(c) If Owners require the vessel, instead of proceeding to the offered port, to carry out periodical drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to proceed to the special port until she next presents for loading in accordance with Charterers’ instructions, provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the vessel not proceeded to drydock. All fuel consumed shall be paid for by Owners but Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any benefit they may gain in purchasing bunkers at the special port.

23. SHIP INSPECTION

Charterers shall have the right at any time during the charter period to make such inspection of the vessel as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the vessel is in port or on passage. Owners affording all necessary co-operation and accommodation on board provided, however,

(i) that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or responsibility to Charterers or third parties for, the vessel and every aspect of her operation, nor increase Charterers’ responsibilities to Owners or third parties for the same; and

(ii) that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right.

24. DETAILED DESCRIPTION AND PERFORMANCE

See Rider Clause 43.

25. SALVAGE

Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to or loss of the vessel or tortious liabilities to third parties) incurred in saving or

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attempting to save life or in successful or unsuccessful attempts at reasonable salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25.

All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s, officers’ and crew’s share.

26. LIEN

Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this charter; and Charterers shall have a lien on the vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.

27. EXCEPTIONS

(a) The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel; fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however that Clauses 1,2,3 and 24 (as amended by the Riders) hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

(b) The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or taking reasonable measures to save property at sea.

(c) Clause 27 (a) shall not apply to or affect any liability of Owners or the vessel or any other relevant person in respect of

(i) loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter, whether or not such works or equipment belong to Charterers, or

(ii) any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. All such claims shall be subject to the Hague-Visby Rules or the Hague Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill of lading ( whether or not such Rules were so incorporated ) or, if no such bill of lading is issued, to the Hague-Visby Rules.

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(d) In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.

28. INJURIOUS CARGOES

(a) The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel; fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however that Clauses 1,2,3 and 24 (as amended by the Riders) hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

(b) The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or taking reasonable measures to save property at sea.

(c) Clause 27 (a) shall not apply to or affect any liability of Owners or the vessel or any other relevant person in respect of

(i) loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter, whether or not such works or equipment belong to Charterers, or

(ii) any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. All such claims shall be subject to the Hague-Visby Rules or the Hague Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill of lading ( whether or not such Rules were so incorporated ) or, if no such bill of lading is issued, to the Hague-Visby Rules.

(d) In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.

29. GRADE OF BUNKERS

Charterers shall supply marine diesel oil/fuel oil with a maximum viscosity of 380 Centistokes at 50 degrees Centigrade/ACGFO for main propulsion and diesel oil/ACGFO for the auxiliaries. If Owners require the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.

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Throughout the time charter period the vessel shall comply with MARPOL Annex VI — Regulations for the Prevention of Air Pollution from Ships. Charterers warrant that all the bunkers provided by them during the time charter period shall comply with said convention and any other applicable laws and regulations. Bunkers at delivery must comply with this convention, and should bunker specification not meet this requirement, Owners shall bunker the vessel with a new product which must be fully in accordance to said Convention.

At redelivery, Charterers shall bunker the vessel with a product which meets the requirements of the said convention.

30. DISBURSEMENTS

Deleted

31. LAYING-UP

Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the vessel at a safe place nominated by Charterers, in which case the hire provided for under this charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay-up, Charterers may exercise the said option any number of times during the charter period.

32. REQUISITION

Should the vessel be requisitioned by any government, de facto or de jure, during the period of this charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such government in respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of the charter period.

33. OUTBREAK OF WAR

If war or hostilities break out between any two or more of the following countries: U.S.A., U.S.S.R., P.R.C., U.K., Netherlands, both Owners and Charterers shall have the right to cancel this charter.

34. ADDITIONAL WAR EXPENSES

If the vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premia (as based on H&M informed in Item 13 of Form Q88), crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

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35. WAR RISKS

(a) The master shall not be required or bound to sign bills of lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions or revolutions.

(b) If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 35 (a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter (a “place of peril”), then Charterers or their agents shall be immediately notified by telex or radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

(c) The vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation.

If by reason of or in compliance with any such direction or recommendation the vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

Charterers shall procure that all bills of lading issued under this charter shall contain the Chamber of Shipping War Risks Clause 1952.

36. BOTH TO BLAME COLLISION CLAUSE

See Riders Clause 64.

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37. NEW JASON CLAUSE

See Riders Clause 62.

38. CLAUSE PARAMOUNT

Charterers shall procure that all bills of lading issued pursuant to this charter shall contain the following clause:

“(1) Subject to sub-clause (2) hereof, this bill of lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 ( hereafter the “Hague-Visby Rules” ). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.”

(2) If there is governing legislation which applies the Hague Rules compulsorily to this bill of lading, to the exclusion of the Hague-Visby Rules, then this bill of lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”

“(3) If any term of this bill of lading is repugnant to the Hague-Visby Rules, or Hague Rules if applicable, such term shall be void to that extent but no further.”

“(4) Nothing in this bill of lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”

39. TOVALOP

Owners warrant that the vessel is

(i) a tanker in TOVALOP and

(ii) properly entered in a P & I Club that is a member of the International Club of P&I Clubs and will so remain during the currency of this charter.

When an escape or discharge of Oil occurs from the vessel and causes or threatens to cause Pollution Damage, or when there is the threat of an escape or discharge of Oil (i.e. a grave and imminent danger of the escape or discharge of Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or not an escape or discharge in fact subsequently occurs), then Charterers may, at their option, upon notice to Owners or master, undertake such measures as are reasonably necessary to prevent or minimize such Pollution Damage or to remove the Threat, unless Owners promptly undertake the same. Charterers shall keep Owners advised of the nature and result of any such measures taken by them and, if time permits, the nature of the measures intended to be taken by them. Any of the aforementioned measures taken by Charterers shall be deemed taken on Owners’ authority as Owners’ agent, and shall be at Owners’ expense except to the extent that:

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(1) any such escape or discharge or Threat was caused or contributed to by Charterers, or

(2) by reason of the exceptions set out in Article III, paragraph 2, of the 1969 International Convention on Civil Liability for Oil Pollution Damage, Owners are or, had the said Convention applied to such escape or discharge or to the Threat, would have been exempt from liability for the same, or

(3) the cost of such measures together with all other liabilities, costs and expenses of Owners arising out of or in connection with such escape or discharge or Threat exceeds one hundred and sixty United States Dollars (US $160 ) per ton of the vessel’s Tonnage or sixteen million eight hundred thousand United States Dollars (US $16,800,000), whichever is the lesser, save and insofar as Owners shall be entitled to recover such excess under either the 1971 International Convention on the Establishment of an International Fund for Compensation for Oil Pollution Damage or under CRISTAL;

PROVIDED ALWAYS that if Owners in their absolute discretion consider said measures should be discontinued. Owners shall so notify Charterers and thereafter Charterers shall have no right to continue said measures under the provisions of this Clause 39 and all further liability to Charterers under this Clause 39 shall thereupon cease.

The above provisions are not in derogation of such other rights as Charterers or Owners may have under this charter or may otherwise have or acquire by law or any International Convention or TOVALOP.

The term “TOVALOP” means the Tanker Owners’ Voluntary Agreement Concerning Liability for Oil Pollution dated 7th January 1969, as amended from time to time, and the term “CRISTAL” means the Contract Regarding an Interim Supplement to Tanker Liability for Oil Pollution dated 14th January 1971, as amended from time to time. The terms “Oil”, “Pollution Damage”, and “Tonnage” shall for the purposes of this Clause 39 have the meanings ascribed to them in TOVALOP.

40. EXPORT RESTRICTIONS

The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all bills of lading issued under this charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this bill of lading, carriers shall be entitled to require cargo

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owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this bill of lading so far as the cargo so discharged is concerned.”

The foregoing provision shall apply mutatis mutandis to this charter, the references to a bill of lading being deemed to be references to this charter.

41. LAW AND LITIGATION

See Riders Clause 61.

42. CONSTRUCTION

The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof.

The attached Riders Clauses are hereby integrated and deemed to be an integral part of this Charterparty.

43. GENERAL PERFORMANCE CLAUSE

43.1) SPEED AND CONSUMPTION AT SEA AND IN PORT

A) GUARANTEED SPEEDS AND CONSUMPTIONS

Notwithstanding any other terms of this Charter, Owners warrant that the vessel will perform, during the period of her service under this contract, according to the following figures:

	Speed (kts)	Condition	MFO (MT/Day)	MDO (MT/Day) **

Full Speed	14.5	Ballast	78.0	0.1
	14.5	Laden	84.1	0.1
Service Speed	13.5	Ballast	67.4	0.1
	13.5	Laden	73.5	0.1
Economical Speed	10.0	Ballast	46.6	0.1
	10.0	Laden	53.0	0.1
Minimum Speed	4.0	Ballast	21.2	0.1
	4.0	Laden	26.5	0.1

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	Speed (kts)	Condition	MFO (MT/Day)	MDO (MT/Day) **
Loading Offshore			40.3	—
Loading Alongside			23.2	—
Discharge Alongside			72.0	—
Standby Offshore (DP)			32.9	—
Standby inshore			10.6	—
Standby Inshore (no boiler)			—	7.0
Shifting			21.2	—
Extra Heating			31.8	—
Extra Cleaning Tanks			47.7	—
Extra Inerting			22.3	—
MDO general use				0.1

Owners /charterers will review/update this table with actual consumption within 90 days after conversion

Consumptions stated are maximum (MT/DAY or PRO RATA) and speeds stated are minimum (KNOTS).

(*) Shifting means navigation inside port limits.

(**) It shall be allowed for use of MDO for general services of 0.1 MT/DAY.

All performance calculations will be based solely on the figures above, no other speed and consumption conditions will be taken into account in ascertaining the vessel’s performance.

For the purposes of this charter the “guaranteed speed” at any time shall be the then current ordered speed.

B) VOYAGE AND PORT REPORTS

Charterers will provide instructions of how the voyage and port reports must be filled in and sent through Charterers’ system.

Owners agree that master will send a voyage report within 24 hours after vessel’s arrival in the port and that port reports will be sent within 24 hours after vessel’s departure from a port. In absence of said reports, Charterers shall have the right to use figures from other sources, or best reasonable estimates, in order to calculate vessels’ performance.

C) CALCULATIONS

I.	The vessel’s performance will be evaluated for each six months period after delivery of the vessel.

II.	Separate calculations shall be made in respect of sea passages and in respect of time spent in ports.

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III.	The factors to be taken into account for the purpose of determining the vessel’s performance at sea (i.e. when sailing from pilot station to pilot station, or loading or unloading location outside port limits) shall be distance covered, speed, fuel oil consumption and/or MGO or MDO consumption.

IV.	The factors to be taken into account for the purpose of determining the vessel’s performance for all time spent in port, and at loading or unloading locations, shall be fuel oil and/or MGO or MDO consumption.

D) RESTRICTIONS AND BAD WEATHER

Restrictions on the vessel that prevent her from performing at ordered speed or consumption such as adverse weather over and above Beaufort Scale 5, shallow waters, rules of navigation, congested waters or off hire events shall be deducted from time and distance of the voyage or port performance calculations.

Owners agree that if requested by Charterers they will provide material proof and documentation, from a reliable third party source, of the abnormal occurrence of adverse weather or other events.

Notwithstanding the above, in the event that during a sea passage the total time sailed under adverse weather condition exceeds 15% of the total time sailed, Owners must present Charterers within 15 days upon completion of the sea passage a material proof of the abnormal occurrence. If the Owners fail to present the above evidence, the whole sea passage will be considered to have been performed under normal conditions.

E) DEDUCTIONS OF UNDERPERFORMANCE

If vessel’s performance is less than that guaranteed in this Clause 43, i.e., consumptions are above guaranteed maximum stated and/or speed is below guaranteed minimum stated, then the Charterers shall be entitled to compensation, which Charterers may deduct from hire, as follows:

a)	Where there has been a reduction in the average speed of the vessel compared to the speed guaranteed in this clause, then an amount equal to the value at the hire rate of the time so lost, shall be deducted from the hire paid.

b)	Where there has been an increase in the bunkers consumed over the bunkers which would have been consumed had the vessel performed at their guaranteed consumption, in an amount equivalent to the value of the additional bunkers consumed, based on actual purchase price , on the last day of the six months period concerned.

F) OVER-PERFORMANCE AND SET OFF

Owners shall not have any right to claim, counterclaim or set off, any sum in respect of any over-performance of the vessel, whether by way of increased speed or reduced consumption or otherwise. Furthermore, no set off against Charterers’ performance claims will be allowed in respect of:

a)	Any increased speed or reduced consumption of the vessel.

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b)	Any reduction in consumption whilst in port against increased consumption whilst at sea, and vice versa.

c)	Any reduction in consumption of fuel oil and/or MGO and/or MDO against increased consumption of fuel oil and/or MDO and/or MGO whilst at sea or in port.

G) PERFORMANCE CLAIM

Charterers will present their performance calculations to Owners following the end of each six month period after delivery. Charterers’ calculations shall be based upon the data supplied in the vessel’s Voyage and Port Reports.

Owners shall be allowed up to 30 days to respond to Charterer’s calculations, failing which, Charterers’ calculations shall be final and binding in respect of the period concerned.

43.2) DISCHARGE RATE

Charterers are entitled to utilize the full cargo capacity of the vessel and Owners warrant that the vessel is capable of discharging her entire cargo within 24 hours, independent of number of grades, or pro rata if less than full cargo is carried, provided shore facilities are capable of receiving same (cowing, stripping included) or maintaining minimum average pressure of 100 PSI at ship’s manifold.

Charterer reserves the right to order Vessel from any berth at any time at the Owner’s time and expense when this warranty is breached.

Vessel’s and terminal representatives shall always read pressure figures at ship’s manifold jointly. In absence of vessel’s representatives, figures reported by terminal representative shall prevail.

The master will always complete pumping log forms, sign and stamp them together with terminal and/or receivers’ representative. If the master, terminal or receivers representative refuses to sign it, master, terminal or receivers representative must issue a Letter of Protest and Master shall immediately advise agents and Charterers via telex or e-mail.

If the terminal or place of discharging does not allow or permit Vessel to meet the above warranty, the Master shall issue a Letter of Protest (for which the Master, if possible, shall obtain acknowledgement) to the terminal or place and shall immediately advise Charterer in writing by telex or facsimile.

Pumping performance will be calculated as soon as all documents are received by Charterers and any excess time used will be deducted from hire not earlier than 30 days after presentation of claim to Owners. Charterers are to be compensated at equivalent hire per hour, or pro-rata, for part of an hour that vessel takes in excess of pumping rate above mentioned. Owners agree that no credit or compensation will be claimed for pumping over-performance by the vessel. Delays in connection with vessel’s discharge caused by shore conditions shall be taken into account for the assessment of the pumping performance.

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If the Master fails to issue a Letter of Protest, Owner shall be deemed to waive any rights to contest that time was lost as a result of Vessel’s failure to comply with the above pumping warranty. Any delay to Vessel’s discharge caused by shore conditions shall be taken into account in the assessment of pumping performance.

43.3) CARGO LOADING

Owners warrant that the vessel can load an homogeneous cargo at the rate of 14,000 cbm/hour, or pro rata when loading simultaneously 2 (two), 3 (three) or 4 (four) grades.

Charterers are to be compensated at USD (timecharter rate / 24) per hour, or pro rata, for each part of an hour that vessel, due to inability/restrictions from vessel, takes in excess of the rates stipulated above. Owners agree that no credit or compensation is due to Owners should vessel load at a rate greater than that specified.

43.4) I.G.S.

The operation of the IGS will comply with all local port and terminal regulations. In case Charterers and/or terminal require vessel to arrive at loadport deinerted, Owners warrant that vessel can reinert all cargoes tanks in 36 hours from clean tanks or pro rata.

Should it become necessary to withdraw the vessel from berth on account of vessel’s failure to maintain her inerting capability, as above, all time and expenses to be for Owners’ account.

43.5) WATER CONSUMPTION

Any boiler water is to be supplied and paid for by the Owners.

All reasonable water consumption for cleaning tanks is to be supplied and paid for by the Charterers. Any additional water consumption for cleaning tanks is to be supplied and paid for by the Owners.

Any additional water consumption for cleaning tanks at Charterers request is to be supplied and paid for by the Charterers.

44. PROTECTIVE AGENT

Owners must nominate an agent in Brazil, able to attend at any Brazilian port(s) that the vessel may call at, who will act on behalf of Owners and/or master, in order to take care of vessel and/or master and/or Owners’ interests. This agent must have a Power of Attorney from Owners with powers to receive notifications from Brazilian Authorities, answer in court and to act on behalf of Owners and/or master regarding vessel’s interests. All expenses related to the support of the protective agent are for Owner’s account.

Copies of Power of Attorneys must be sent to Charterers before delivery.

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Should Owners fail to comply with the terms of this clause, Charterers may place the vessel off-hire at Charterers’ sole discretion.

45. P & I / OTHER INSURANCES

Owners warrant that:

(a) Owners’ P&I Club shall be a member of the International Group of P&l Clubs.

(b) Charterers shall benefit from the Owners’ P&I Club to the extent that the rules of the association permit.

(c) The vessel is at the present entered in Skuld P&I club and will remain in the club or another recognized club during the course of the charter.

(d) Vessel is owned or demise chartered by a member of the Internatinonal Tanker Owners Pollution Federation Limited

(e) Vessel has in place insurance cover for oil pollution for the maximum on offer through the International Group of P&I Clubs but always a minimum of US$1 billion.

(f) Vessel has in full force and effect Hull and Machinery insurance placed through reputable brokers on Institute Time Clauses to a value as would be procured by a first class marine operator of similar such vessels.

Upon signing this Charter Party, Owners will instruct their P&I Club to send direct to Charterers a written statement declaring:

a)	The vessel is duly entered in the P&I Club;

b)	The maximum pollution insurance coverage in force.

46. F.M.C./C.F.R. CERTIFICATE

Owners shall undertake to secure and place on board the vessel a U.S. Federal Maritime Commission Certificate of Financial Responsibility, as required under the U.S. Water Quality Improvement Act of 1970, or such other Certificate as may be required under any U.S. Federal or State law, order or regulation or required by any competent U.S. authority. Charterers shall not be liable for any delay as a result of the Owners’ failure to comply with this requirement. Costs for obtaining and maintaining such certificate are to be for Owner’s account. Voyage related cost to be for Charterers account.

47. FINANCIAL RESPONSIBILITY IN RESPECT OF POLLUTION

(1) Owners will provide and pay to ensure the vessel has the following certificates:

(a)	Certificates issued pursuant to the Civil Liability Convention 1969 (“CLC”), and/or the 1992 protocols to the CLC where it is in force.

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(b)	Certificates issued pursuant to Section 1016 (a) of the Oil Pollution Act 1990, and Section 108 (a) of the Comprehensive Environmental Response, Compensation and Liability Act 1980, as amended in accordance with part 138 of Coast Guard Regulations 33 CFR, or subsequent legislation or regulation, so long as these can be obtained by the Owners, no matter how many times the vessel calls at USA ports.

(1)	Owners declare that it is a member of the International Tanker Owners Pollution Federation (“ITOPF”) and that Owner will retain such membership throughout the time charter period.

48. OIL POLLUTION CLAUSE FOR CALLING USA PORTS

Owners shall have in force and maintain the maximum oil pollution insurance covered by their P&I Club and/or the International Group of P&I Clubs, which shall remain in force throughout the time charter period. The vessel shall not be required to call at ports in the USA in respect of which calls the Owners’ P&I Club does not maintain or provide the maximum coverage of Owners/vessel’s responsibility or other bonds, guarantees, undertakings or the like required for such call. If, however such cover and certificates, bonds, undertakings or the like are available or obtainable in respect of such calls from Owners’ P&I Club against extra or additional cost the vessel shall be required to comply with Charterers’ orders. Any such additional cost of oil pollution risks in the USA is to be paid by Owners and reimbursed by Charterers against the presentation to Charterers of the documentation regarding the payment of such additional cost. However, any expenses related to the obtaining of certificates required under Clause 47 (a) will not be considered as an additional cost under this clause.

49. U.S. ANTI-DRUG ABUSE ACT

Owners warrant that they are signatories to the United States Sea Carrier Initiative Agreement with the U.S. Customs Service, and if and when should the vessel, loaded or not, be arrested as a result of Owners non-compliance with the provisions of the U.S. Anti-Drug Abuse Act 1986, or any subsequent legislation or regulation, the Owners will be responsible for all expenses incurred directly and indirectly including loss of market, time lost and the Owners shall take all steps to secure that within a reasonable time vessel and the cargo will be released.

50. IMO / U.S. COAST GUARD REGULATIONS

The vessel shall be in conformity with the IMO and U.S. Cost Guard Regulations for ships carrying hazardous cargoes in bulk as described in line 67 of Clause 4 and Marpol 73/78. The vessel shall also be in conformity with the requirements of SOLAS (IMO Protocol of 1978 relating to the International Convention for the Safety of Life at Sea, 1974).

51. IMO ROUTING

In the interest of safety Owners will recommend to the master the observance of the recommendations regarding traffic separation scheme and routing, as issued from time to time by IMO or as promulgated by the state of the flag of the vessel or the state in which the effective management of the vessel is exercised.

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52. TRADING CERTIFICATES

All necessary trading certificates will remain valid during the course of this charter.

53. ISM CLAUSE

The Owners shall procure that both the vessel and “the company” (as defined by the ISM Code) shall comply with the requirements of the ISM Code.

Upon request the Owners shall provide a copy of the relevant Document of Compliance (DOC) and Safety Management Certificate (SMC) to the Charterers.

Except as indicated in this charter party, loss, damage, expense or delay caused by the failure on the part of the Owners or “the company” to comply with the ISM Code shall be for the Owners’ account.

Owners shall present to Charterers, whenever requested, a copy of ISM manuals and procedures.

54. WAR RISK

Any additional war risk premium or crew bonus for specific trading areas are for Charterers’ account.

55. BILL OF LADING

The discharge port shown in Bill of Lading is not to constitute a declaration of discharge port and Charterers reserve the right to order vessel to call at any port within the terms for this charter party.

Charterers to indemnify Owners against claims brought by holders of Bills of Lading against Owners by reason of change of destination to that stated in any Bill of Lading.

Should Bills of Lading not arrive at discharge port in time then Owners to release the entire cargo without presentation of the original Bills of Lading. Charterers shall indemnify Owners against all consequences of discharging cargo without presentation of original Bill of Lading. Wording of Letter of Indemnity, to be given by telex or fax or other form of written communication, in accordance with clause 56 excluding bank guarantee or counter-signature.

56. LETTER OF INDEMNITY

In the event that charterers request, by telex, facsimile or other form of written communication, owners to deliver:

(a) All or part of the cargo described in the bills of lading at the discharge port named in the bills of lading when no bill of lading is available; or

(b) Part of the cargo described in the bills of lading at the discharge port named in the bills of lading when a bill of lading is available for a different quantity; or

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(c) All or part of the cargo described in the bills of lading at a place other than the discharge port named in the bills of lading regardless of whether bills of lading are available or not.

Charterers hereby agree to indemnify Owners for any loss, damage, cost or expense Owners may suffer as a consequence of complying with any such request. Owners shall not be obliged to comply with any such request orders from Charterers unless they have received from Charterers both written confirmation of such orders and an indemnity in a form acceptable to Owners which wording shall be available to Charterers on the Owners P&I club website.

57. CARGO RETENTION

This clause is applicable only to the following situations:

(a)	to the vessel’s last discharge before vessel’s redelivery;

(b)	to the vessel’s last discharge before cleaning tanks for any purpose, included but not limited to drydock or change of grade.

In the event that any cargo remains on board upon completion of discharge, Charterers shall have the right to deduct from hire an amount equal to the FOB value of such cargo at the port of loading price plus freight due as calculated on the basis of the Time Charter hire hereunder, provided that the volume of cargo remaining on board is liquid and pumpable by ship’s means as determined by 2 independent surveyors being one appointed by Charterers and the other by Owners and each party being responsible for its own costs involved.

In case of disagreement between these 2 surveyors then Owners and Charterers shall appoint a third independent surveyor in which case Owners and Charterers will share the costs involved. Any action or lack of action in accordance with this provision shall be without prejudice to any rights or obligations of the parties. The Master shall be notified immediately in order to rectify situation.

58. CLAIMS

Owners shall have a period of one year, beginning on the date of any deduction or discount made in the payment of hire, to claim against the action taken by Charterers related to such deduction or discount. After such period, Owners withdraw and waive absolutely any and all legal rights, claims and any other alleged privilege related to such deduction or discount.

All other claims arising under this charterparty must be brought within one year of the conclusion of the charter.

59. SIGNATURE

In order to enable Charterers to comply with strict regulation procedures of the Brazilian government, Owners shall endeavour to ensure that the original and duplicate original of charter party duly executed by them are received by Charterers within 20 days after conclusion of clean fixture, provided charter party is received by Owners for signature in a timely manner.

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60. BANKING INSTRUCTIONS FOR HIRE PAYMENT

Hire payable in U.S.Dollars via telegraphic transfer to:

[Insert Parties’ Banking Instructions]

Please inform Intermediary Bank if applicable.

To be advised prior to delivery

61. LMAA ARBITRATION

All disputes arising out of this contract which cannot be resolved amicably shall be referred to arbitration in London.

Unless the parts agree upon a sole arbitrator, the reference shall be to a tribunal of three arbitrators, one to be appointed by each of the parties and the third to be appointed by the other two so chosen.

The arbitrators shall be members of the London Maritime Arbitrators’ Association or otherwise qualified by experience to deal with commercial shipping disputes.

The English law shall apply to arbitration proceedings under this clause to the terms of the London Maritime Arbitrators’ Association current at the time when the arbitration proceedings are commenced.

62. GENERAL AVERAGE AND NEW JASON CLAUSE

General average shall be adjusted and settled in London unless otherwise agreed, according to York/Antwerp rules, 1994. Hire shall not contribute to general average. Should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, the carrier is not responsible, by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.

If a salving vessel is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving vessel or vessels belonged to strangers. Such deposit as the carrier or their agents, may deem sufficient cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo shippers, consignees or owners of the cargo to the carrier before delivery”.

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The Charterers shall procure that all Bills of Lading issued under this charter party shall contain a provision in the foregoing terms and shall also contain a provision to the effect that general average shall be adjusted in London according to York/Antwerp Rules, 1994.

63. LIGHTERAGE

If lighterage is required, this is subject to master’s approval, said lighterage to be at Charterers’ expenses. Any extra insurance costs which may be placed on cargo as a result of said lighterage operation shall be for Charterers’ account.

The vessel may be loaded, discharged or lightered at open sea, any port, place, berth, dock, anchorage, or alongside lighter or lightering vessel where the vessel can proceed to, lie and depart from, always afloat, as Charterers may direct. Any lighterage tendering / mooring and hoses are to be provided to the satisfaction of the master. Such operation is to be carried out in conformity with the provisions of the “ICS Ship-to-Ship Transfer Guide”, but in any case lighterage operations are to be at the discretion of the master at all times, and if the master at any time considers that lighterage operations are, or are about to become unsafe, and have to be interrupted, vessel shall not be considered off hire.

64. BOTH TO BLAME COLLISION CLAUSE

If the liability for any collision in which the vessel is involved while performing this charter falls to be determined in accordance with the law of the United States of America, the following provision shall apply, which the Charterers shall procure that all Bills of Lading issued under this charter party shall include:

“Where the liability for any collision in which the vessel is involved falls to be determined in accordance with the laws of the United States of America, and the vessel comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or servants of the carrier in the navigation or in the management of the vessel, the Owners of the cargo carried hereunder will indemnify the carrier against all loss or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of cargo, or damage to, or any claim whatsoever of the Owners of said cargo, paid or payable by the other or non-carrying ship or her Owners to the Owners of said cargo and set-off, recouped or recovered by the other or non-carrying ship or her Owners as part of their claim against the carrying vessel or carrier”.

“The foregoing provisions shall also apply where the Owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

65. FLAG / OWNERSHIP / MANAGEMENT / CLASS

Owners shall not change Ownership and/or flag and/or Technical Management and/or Classification Society of the vessel without prior written Charterers’ approval which is not to be unreasonable withheld.

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66. BALLAST / DEBALLAST

Owners guarantee that the vessel is able to ballast / deballast simultaneously with discharging / loading operation and warrant that the vessel is able to deballast at the rate of 4,500 cubic meters per hour. Any loss of time due to vessel’s inability to comply with the above shall be for Owners’ account. Such operation however is subject to master’s approval and discretion with respect to safety of such operation, however such approval not to be unreasonably withheld, provided that the local authorities or regulations permit ballasting / deballasting during discharging / loading operations.

67. TEMPORARY VISA TYPE V

According to Brazilian regulations, it is required for vessels at Brazilian coastal trade that all non Brazilian crew must have a working permission Visa known as Visa Type V (5). Charterers will provide such Visa, provided Owners arrange, at Charterers or their representative request, all documents and papers required by Authorities in connection with issuance of so called Visa V.

The expenses with obtaining the Visa, such as the service of Visa agents and the authorities’ taxes to get the Visas, will be for Charterers account. Expenses with crew documents such as photocopies, posting passports, crew transportation to immigration office, when required, will be for Owners account.

Complete instructions regarding the documents required and procedure to prepare such documents will be provided by Charterers or their Visa agents.

68. IMIGRATIONS REQUIREMENT OF BRAZILIAN CREW

The Charterer shall have the option to reflag and/or recrew the vessel to meet Brazilian requirements giving 6 months notice and further subject to the Charterers covering all additional costs and then after 90 days of continuous operation at Brazilian coastal trade it is required to replace part of the crew by Brazilian seafarers, in a number defined on the specific regulation for this purpose, presently the “Resolução Normativa 72” (Rule No. 72) and other subsequent new regulation of the Brazilian Immigration Council, attached to this Charter Party.

69. VESSEL TRACKING SYSTEM CLAUSE

It is agreed that Charterers may from the time of fixing until completion of the charter period (last discharge port) employ an INMARSAT Tracking System on the vessel.

The system can be used for short text messages. Such information is available through password controlled internet access. If required by Owners, Charterers shall supply to them a password giving read only access to the vessel on the site.

All registration and / or communication costs relating to this tracking system will be for Charterers account.

Charterers will advise when the system is operative and confirm termination on completion of charter.

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Owners to supply the following information, which will form part of this clause:

(a)	INMARSAT C number (9 digits beginning 4).

(b)	Serial Number

(c)	Model number

(d)	Terminal version (if applicable)

70. CARGO LOSS

Notwithstanding anything contained in this charter party, neither the Owners nor the vessel shall be liable for any cargo loss or shortage due to incondensable matter, nor for any other loss or shortage except to the extent that such loss or shortage exceeds one half of one percent (0.5%), of the aggregated quantities stated in the Bills of Lading or in the absence of a Bill of Lading, any other quantity report sheet or offer document evidencing quantity(ies) loaded signed by master and independent inspector representative. For the purpose of this clause, losses and shortages shall be calculated according to intake and outturn quantities based upon vessel’s gauges verified by an independent inspector appointed and paid by Charterers. Any loss or shortage, for which the Owners shall be liable according to the above definitions, shall be reimbursed by Owners to Charterers at Charterer’s documented FOB price plus freight as calculated on the basis of the Time Charter hire hereunder.

71. INCIDENT REPORTING

Owners must inform Charterer of Owners’ shore emergency response organization, personnel assignments and both office / after office hours telephone numbers.

Owners shall maintain an internal incidents and near-miss reporting and recording system, from which necessary preventive actions can be instigated. Any accident or significant near-miss must be reported immediately to Charterers. Owners shall undertake their own internal investigation to determine prime and root causes of the incident, and take corrective or preventative action to prevent re-occurrence. The incident report must also be sent to Charterers.

72. OIL COMPANY ACCEPTANCE

Owners will arrange for inspection and have vessel accepted, and maintained such acceptance throughout the time charter period, by major oil companies (which shall include, but not be limited to Shell, BP, Exxon Mobil, Chevron Texaco, and any other company reasonably requested by Charterer), provided representatives of said companies are available and willing to inspect the vessel as required. Should Owners fail to obtain such approvals during the terms of this charter, then, the Charterers have the option to place the vessel off-hire for any time lost thereby until such time when the acceptance have been obtained or reinstated.

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73. NON ASSIGNMENT

Other than as set out in this Clause, this Agreement is personal to the Parties and shall not be assigned or otherwise transferred in whole or in part by either without the prior written consent of the other Party.

Owners and Charterers may assign or novate this charter to any of their affiliates who have comparable creditworthiness and competence, with the benefit of any guarantees if applicable, subject to the approval of the other party, such approval not to be unreasonably withheld.

For the avoidance of doubt, Owners may not novate the charterparty to a non affiliate.

74. VESSEL’S DOCUMENTATION

Owners shall send to Charterers, as soon as fixture is confirmed, the following plans:

(a)	General Arrangement Plan

(b)	Cargo Pumping Arrangement Plan and Piping Diagram

(c)	Capacity Plan

(d)	Mooring Arrangement

(e)	Ballast Piping Diagram/Arrangement

(f)	Any other documents or data requested by Charterer

In addition, the OCIMF questionnaire, Revised Ship Inspection Report (SIRE) Programme of Oil Companies International Marine Forum, as attached hereto, is deemed to be fully incorporated into and forms an integral part of this Time Charter.

75. LIFE SAFETY MEASUREMENT

Owners shall advise Charterers the “Accident Index”, calculated as follows:

Index = (ACTT multiplied by 106 ) and divided by (HHERT)

ACTT = Number of lay-off servants and/or workers listed on account of injuries or casualties.

HHERT = Number of working man multiplied by number of hours while vessel’s remains operating for Charterers.

Complementary Informations

Nr. of workers and servants:

Nr. of accidents(s):

Nr. of lay-off(s) temporary:

Nr. of lay-off(s) permanent:

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The above information shall be sent by Owners to Charterers via fax or e-mail every 30 days period or whenever vessel completing operation if less than 30 days.

Owners of the vessel shall also enlighten those events resulting in a temporary and / or permanente lay-off to workers, servants and other people affected.

Charterers may hold freight payment till Owners present the information herein stipulated.

76. BREACH OF WARRANTY

Any breach of Owners’ representations and warranties shall constitute a material breach and shall entitle Charterers, at their option, to terminate the charter and/or recover any damages allowed by law. The vessel shall be off hire during any delays resulting from her non-compliance with Owners’ representations and warranties.

77. U.S. CUSTOMS ADVANCE NOTIFICATION/AMS CLAUSE FOR TIME CHARTER PARTIES

(a) If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Charterers shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall, in their own name, time and expense:

(i)	Have in place a SCAC (Standard Carrier Alpha Code);

(ii)	Have in place an ICB (International Carrier Bond);

(iii)	Provide the Owners with a timely confirmation of i) and ii) above; and

(iv)	Submit a cargo declaration by AMS (Automated Manifest System) to the US Customs and provide the Owners at the same time with a copy thereof.

(b) The Charterers assume liability for and shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the Vessel shall remain on hire.

(c) If the Charterers’ ICB is used to meet any penalties, duties, taxes or other charges which are solely the responsibility of the Owners, the Owners shall promptly reimburse the Charterers for those amounts.

(d) The assumption of the role of carrier by the Charterers pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation

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78. PENALTY CLAUSE — HIRE DEDUCTION CAUSED BY UNAVAILABILITY OF DP AND/OR BLS SYSTEMS

If the vessel’s dynamic positioning (DP) sub system (thrusters and/or reference systems) and/or bow loading system (BLS) are not fully operational, and the vessel is not fully out of service (reference clause 21 Off-hire), the vessel shall remain on hire and be accepted by Charterers. For such periods a reduced rate shall apply. The reduction to the charter hire rate shall be based on the below table:

PARTICULAR FUNCTIONS	Reduction Percentage
Tunnel Propulsion (bow or stern)	10
Azymuthing Propulsion (bow or stern);	10
Bow Loading System	10
Reference Systems (when less then 2 Systems)	7.5

The reduction percentages presented above are cumulative during the period of unavailability of the vessel’s DP sub system and/or BLS. In any event the total reduction percentage shall be capped at a maximum of 15%.

The reduction percentages shall be applied during the whole period the vessel’s DP sub system(s) and/or BLS are restricting the operation and up to the time they are restored to full functionality again, unless otherwise mutually agreed between Charterers and Owners.

If charterer elects to place the vessel off-hire for any time lost thereby as per clause 21, the vessel is to remain off-hire until such time the vessel’s DP sub system(s) and/or BLS are restored to full functionality again, unless otherwise mutually agreed between Charterers and Owners.

Nothing in this clause shall limit Owners’ right, at Owners’ sole discretion, to perform repairs and/or services to the DP system and/or the BLS and/or perform emergency drydocking as per clause 79, all in order for Owners to resume full functionality of the systems again, unless otherwise mutually agreed between Charterers and Owners. Owners shall use best endeavours to ensure that any unavailability of the systems shall be remedied as soon as possible. If Owners and Charterers agree to postpone repair and/or service and/or drydocking, then this clause shall be null and void for the whole period of unavailability of that particular equipment and until full availability of that particular equipment has been restored.

Both clause 21 Off-hire and/or 79 — Vessel’s Dry Docking shall be applicable when performing repairs and/or services and/or drydocking to remedy any defects to the vessel’s DP system and/or BLS.

This clause is null and void for any period of unavailability of the vessel’s DP system and/or BLS if such unavailability is caused by Charterers, their contractors, contractors’ sub-contractors, and/or their respective agents or representatives. Should Owners and Charterers fail to determine who is responsible for unavailability of the DP system and/or BLS, then Charterers and Owners agree to jointly nominate an independent surveyor who shall make a report that shall be binding upon the parties as regards which party is responsible for the unavailability to deliberate.

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This clause shall not be construed as a waiver of Owners’ obligation under clause 3 Duty to Maintain.

79. VESSEL DRY DOCKING

Owners will explore the possibility to perform work during vessel modification prior to the delivery of the ship to charterers in order to allow the 1st special period survey to be advanced or delayed so that no dry-dock is required during the first two years of charter or to minimize the length of such survey.

In event that drydock or survey is required during the first two years, Owners will work closely with Charterers to minimize time out of service and achieve best mutual fit in Charterers cargo program.

Owners, if requested by charterers, will provide a substitute tanker for lifting during any drydock. Such substitute tanker would be paid at market rates for the vessel provided but shall not exceed the hire rate of the Windsor Knutsen. Charterers shall compensate Owners for actual positioning costs which shall not exceed the cost of positioning from Windsor Knutsen’s original delivery location to the Santos basin in Brazil and substitute vessel shall be redelivered in the same range as described for the Windsor Knutsen in this charter.

Otherwise:

(a) Owners shall dry-dock the Vessel at least twice in any five year period for the purposes of maintaining the Vessel’s underwater area and to effect overhaul, scheduled maintenance, other necessary repairs, and re-certification, so that the Vessel is fit in every way for service under this charter. Provided that Owners can demonstrate to the Charterers satisfaction that a performing five year coating system has been applied to the hull, intermediate dockings will be permitted to be carried out afloat.

No dry-docking shall be undertaken by Owners for the first 12 months of this Charter unless in an emergency or by agreement with Charterers.

(b) Owners shall give Charterers at least 6 months’ notice of any intended non-emergency dry-docking, together with the reasons for such dry-docking.

(c) In the event of dry-docking, the Vessel shall be off-hire from the time of dropping outward sea pilot from the previous port of discharge. On completion of dry-docking, the Vessel will be on-hire again when she is in every way ready to resume Charterers’ service and is at the position at which she went off-hire or a position no less favourable to Charterers, whichever she first attains. Additionally, Vessel may be delivered back to Charterers at a nominated load port, at Charterers’ option. However, any service given or distance made good by the Vessel including fuel consumed whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

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(d) All dry-dock expenses and expenses of preparing the Vessel for dry-dock shall be for Owners’ account. During the last discharge prior to dry-docking Owners shall use their reasonable endeavours to pump out the maximum amount of cargo. Should the vessel be ordered to dry docking, Charterers have no obligation to clean the vessel tanks for delivering/releasing the vessel to Owners.

All bunkers consumed during offhire period shall be paid by Owners and credited to Charterers on the subsequent hire payment just after drydocking has been concluded. The price of bunkers shall be charged at cost with supporting documentation.

Time and cost in direct connection with disposal of any tank washings and or slops and residues which are onboard at the time of vessel release to Owner as a result of vessel complying with Charterers orders and normal operation prior to release of the vessel to Owners to be for Charterers account. Charterers will redeliver Vessel tanks and slops at least in the same condition Owners delivered those to Charterers. Should the vessel be ordered to dry docking, Charterers have no obligation to clean the vessel tanks for delivering/releasing the vessel to Owners.

80. BUNKERS AT DELIVERY AND REDELIVERY

Bunkers on delivery will be settled at cost on Owner’s verification of bunker invoice of cost of bunkers. If possible, Vessel will be redelivered with approximately the same quantity fuel oil and gas oil, and will be settled at cost on Charterer’s verification of bunker invoice of cost of bunkers. In each case, quantities will be no less than 300 mt fuel oil and 50 mt gas oil. A bunker survey will be held at locations of delivery and redelivery unless otherwise mutually agreed. The time and cost of both surveys will be split 50/50 between Owner and Charterer, and the title to the bunkers shall pass to Charterer upon delivery and to Owner upon redelivery.

81. BUNKERS IN GENERAL

(a) If requested by Charterers, Owners will arrange bunker fuel oils and diesel oil for the vessel under Owners’ bunker contracts at the price under such contracts, including any rebates and discounts, alternatively on the spot market. Where such bunkering is carried out by Owners they shall at all times remain responsible for the quality and specifications of any bunkers put onboard the vessel (which shall be as specified in Clause 1), and any time lost caused by reason of such bunkers being of lesser quality or specification shall be off hire time (without prejudice to any other rights or remedies Charterers may have whether under this charter or otherwise).

(b) Payment for such bunkers arranged shall be made by Charterers to Owners in sufficient time that the payment is received by Owners prior to the date of payment required from Owners by the bunker supplier.

(c) All invoices for such bunker fuel and -diesel oil will be accompanied by documentation acceptable to Charterers to support the charges set forth in such invoices.

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82. USE AS FLOATING STORAGE

The Charterers may use the vessel as floating storage, if required. Bottom and propeller scrubbing, if required due to such storage use, is to be for the Charterers’ account on hire. Any subsequent performance drop prior to the vessel’s next dry- dock directly attributable to the deterioration during storage and subsequent cleaning shall be for Charterers’ account.

83. REDELIVERY SURVEY

Deleted

84. SUPREMECY OF VOYAGE INSTRUCTIONS

If a conflict arises between terminal orders and Charterers’ instructions, the master is to stop cargo operations and to contact Charterers at once. Terminal orders, unless for safety reasons, shall never supersede Charterers’ instructions and any conflict shall be resolved prior to resumption of cargo operations. Vessel is not to resume cargo operations until Charterers have directed the vessel to do so.

85. GENERAL AVERAGE CARGO RELEASE

In addition to any other rights Charterers may have, and if requested by Charterers, Owners will release one or more cargoes to Charterers for transshipment from a port of refuge by and at the expense of Charterers in exchange for a non-separation of interest agreement, general average bond, and a general average undertaking from cargo underwriters in the customary forms. Charterers’ transshipment expenses, up to the general average expenses saved, are to be treated like the general average expenses saved, as if those expenses had actually been incurred and paid for by Charterers. Bills of Lading for such transshipped cargoes are deemed to be accomplished on completion of transfer to the transshipping vessel, and port of refuge where transfer is made shall be treated as a discharge port.

86. TRANSFER OF BILGE LIQUIDS

Vessel shall have sufficient and safe means of transferring engine room/pump room bilge liquids to designated holding tanks on board for disposal in accordance with the national regulations of the United States of America, Japan, Singapore, South Korea, Taiwan, Chile, The Netherlands, the Kingdom of Saudi Arabia, Trinidad and Tobago, Australia, the People’s Republic of China, the former U.S.S.R., Norway, Finland, Brazil, Equatorial Guinea, Venezuela, United Kingdom, each EEC country and with any recognized international regulations in each case as in force as at the date of signing of this Charter. If any of these regulations is amended at any time and from time to time after the signing of this Charter, Owners shall use best endeavours to ensure the vessel complies with the amended regulations.

87. CANCELLATION FOR CRIMINAL ACTS

Charterers may at their sole discretion cancel this Charter without penalty if Owners or members of Owners’ executive management are indicted or formally charged for criminal activities related to the marine industry. Owners will indemnify Charterer for any and all losses suffered from this cancellation, including additional cost of substitute (cover) tonnage.

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88. DELETED

89. HEATING

Vessel shall be fitted with fully functioning heating coils in all her cargo and slop tanks or heat exchangers throughout this time charter period. The heating coils are capable at all times of heating up and maintaining a full cargo temperature of 145 degrees Fahrenheit maximum. Loaded temperature is not to exceed 165 degrees Fahrenheit as measured in vessel’s tanks.

90. CARGO MANIFOLDS

Owner warrants that Vessel shall be equipped with pressure gauges fitted inboard of the valve at each discharge manifold connection. Such gauges shall be maintained in proper working condition and each gauge shall have a valid test certificate.

Owner warrants that all piping, valves, spools, reducers and other fittings comprising that portion of Vessel’s manifold system outboard of the last fixed rigid support to Vessel’s deck and used in the transfer of cargo, bunkers or ballast, will be made of steel or nodular iron which shall comply with the most recent Oil Companies International Marine Forum (“OCIMF”) standards. The fixed rigid support for the manifold system must be designed to prevent both lateral and vertical movement of the manifold.

Owner further warrants that no more than one reducer or spacer will be used between Vessel’s manifold valve and the terminal hose or loading arm connection in accordance with OCIMF Guidelines. Vessel shall be equipped to present flanges of 10”, 12” and 16” (ASA) at all manifold connections on one side of Vessel.

91. CRUDE OIL WASH (COW)

(a) Owner guarantees that Vessel is fitted with COW and that the said system is maintained in good working condition throughout the charter period. Owner warrants that officers and crew are fully experienced in COW operations. Owner agrees to comply with applicable port and terminal regulations and to submit any advance information or technical data that may be required at the discharge port terminal relating to the conduct of COW operation of whole tanks if so ordered by Charterer. In the event of any delay due to the failure in proper execution of COW operation and/or COW equipment being in good working condition, all time and expenses thus incurred shall be for Owner’s account.

(b) Supervision of COW operation shall be carried out by a qualified Officer holding a “Certificate of Competence for COW Operation,” issued by the authorities concerned

92. INERT GAS SYSTEM

(a) Owner warrants that Vessel has a working Inert Gas System (IGS) and officers and crew are experienced in the operation of the system. Owner further warrants that Vessel will arrive at load port(s) with cargo tanks inerted and that tanks will remain inerted throughout the voyage and during discharge.

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(b) Owner warrants that Vessel is equipped with automatic tank gauges and special standpipes with vapor lock valves and other gauging/sampling devices which will allow cargo inspectors to obtain accurate shipboard cargo measurements and samples. Closed gauging and sampling equipment shall be calibrated and certified by a recognized authority, and a copy of this certificate shall be submitted to Charterer upon its request

(c) Owner to strictly prohibit routine depressurizing and opening of inerted cargo tanks; however, Master may be requested by terminal personnel or independent inspectors to breach the IGS for purposes of gauging, sampling, temperature determination and/or determining the quantity of cargo remaining on board after discharge. These activities shall always be carried out at the Master’s discretion and consistent with the safe operation of Vessel.

(d) Owner warrants that Vessel will comply with all applicable local, state, and international vapor emission laws, rules and regulations. If equipped, any vapor return/balancing system is fully operational and will be used where required.

(e) Any delays, losses or damages resulting from non-compliance with this clause shall be for the Owner’s account and shall count as off-hire under Clause 21.

93. CHARTERER’S RIGHT TO SURVEY AND SAMPLE

Charterer or his representative shall have the right to survey or take samples from all Vessel tanks at any time.

94. COMMINGLING/BLENDING

Charterer shall have the option to commingle and blend different grades of cargo as they are loaded into the Ship’s tanks, provided that such commingling and blending is within the Ship’s technical capabilities and that the Owner/Master consider it safe to do so. To the extent that such commingling and blending operations are executed by the Vessel’s staff in accordance with the Charterer’s instructions, Owner/Master shall not be responsible for the quality of cargo resulting from such blending operations.

95. DELETED

96. DEADWEIGHT REMEASUREMENT

Owner shall advise all alternative loadlines and corresponding deadweights/drafts available at the time of charter. Charterer has the option of requesting Owner to arrange for remeasurement of Vessel’s deadweight from time to time. Owner shall make best endeavors to comply with such request if possible and practical. Charterer shall endeavor to notify Owner well in advance and give at least three working days notice to this effect. All time and expenses in connection with the remeasuring will be borne by Charterer.

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97. CBM MOORING EQUIPMENT

Owner warrants that Vessel shall comply with the following requirements throughout the duration of this Time Charter:

Vessel has a minimum of 6 mooring lines or mooring wires mounted on winches as described below. Each of these mooring lines or wires shall have a minimum length of 200 meters. Charterer has the right to supplement Vessel’s mooring lines as necessary.

Wires/Ropes on winches:

Number: Seven (7) preferred, six (6) acceptable provided they are in the correct location (see below).

Length: Three hundred (200) meter required.

Material: Nylon or equivalent ropes are not acceptable. Wire or equivalent synthetic are acceptable.

Mounting: All wires/ropes must be mounted on their respective winch (see also location below).

Certificates: All wire/rope certificates must be on board and available for Terminal review upon request.

Breaking Strength: dependent upon Vessel’s deadweight.

Location: Vessel MUST be able to run two wires/ropes from winches located on main deck forward, two (2) from main deck aft, and three (3) from the poop deck (two (2) may be acceptable).

Pendants: Vessel-furnished pendants must conform to OCIMF guidelines, i.e., their breaking strength (B.S.) must be equal to one hundred and thirty-seven percent (137%) of B.S. of wires if made of nylon, or one hundred and twenty-five percent (125%) of B.S. of wires if made by other synthetic fibers.

Chocks and Double-Horn Bins: Vessels must have two (2) closed chocks and at least one (1) set of bitts at each mooring location on both port and starboard side. Only double-horn bitts are acceptable. Roller-type chocks may be acceptable only if they have been enclosed by welding a preventive bar on top. Open-type roller chocks are NOT acceptable.

Winch Brake Holding Capacity: Must conform to OCIMF guidelines and must be set at sixty percent (60%) of the breaking strength of wires/ropes on winch.

Secondary Ropes: A second set of lines will be run to each buoy. Vessels must have on board a minimum of seven (7) synthetic lines (nylon lines are not acceptable) in good condition, minimum two hundred (200) meters long and of minimum seventy-five (75) metric tons breaking strength.

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Boom: Minimum fifteen (15) metric ton safe working load boom or crane required.

Manifold: Vessels must be able to safely connect twelve (12) and/or sixteen (16) inch hoses. If reducers are used, all connections/flanges must be within the boundaries of the containment area under the manifolds.

All delays, losses and expenses due to non-compliance with this clause will remain solely for Owner’s account.

98. MANNING

(a) The Vessels’ officers shall possess the experience levels described in Appendix E.

(b) Owner shall advise well in advance, the relief schedule of Vessel’s senior officers (Master, C/E, C/O and 1/E) and provide to Charterer the CV of each joining officer showing work experience.

(c) Owner shall maintain operational continuity on Vessel by maintaining the same senior officers on Vessel in rotation.

(d) Charterer shall have a right to disapprove selection of a senior officer based on the above criteria.

(e) Vessel’s senior officers shall be fluent (written and spoken) in English.

99. INSTRUCTIONS AND LOGS

A controlled copy of Charterers’ instructions will be placed on board the Vessel. The instructions in this document shall be followed by the crew. If the Vessel or crew cannot comply with such instructions, immediate notification is required in accordance with Clause 105. In the event of any conflict between the instructions and this Charterparty, the Charterparty shall prevail.

Owners shall be responsible for any time, cost, delay or loss associated with Vessel deviating from Charterers’ voyage instructions, including loading any cargo quantity in excess or short of voyage orders. If a discrepancy arises at a loading terminal, the Master shall notify Charterers immediately and in any event before loading to clarify the situation. Owners shall be responsible for any consequences or additional expenses arising from non-compliance with this Clause.

100. BUSINESS PRINCIPLES

Owners and Charterers will co-operate to ensure that the “Business Principles”, as of the date of the charter party signature, by the BG Group plc, which are posted at www.bg-group.com, are complied with.

101. DRUGS AND ALCOHOL

Owners warrant that they have in force an active policy covering the Vessel which meets or exceeds the standards set out in the “Guidelines for the Control of Drugs and Alcohol On Board

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Ship” as published by the Oil Companies International Marine Forum (OCIMF) dated January 1990 (or any subsequent modification, version, or variation of these guidelines) and that this policy will remain in force throughout the charter period, and Owners will exercise due diligence to ensure the policy is complied with.

102. POLLUTION AND EMERGENCY RESPONSE CONTACTS

Owners are to advise Charterers of organisational details and names of Owners personnel together with their relevant telephone/facsimile/e-mail details, including the names and contact details of Qualified Individuals for OPA 90 response, who may be contacted on a 24-hour basis in the event of oil spills or emergencies.

Notice to Owners’ Pollution and Emergency Response Department:

Attn:	Rotary Duty person
Address:	Smedasundet 40 N 5529 Haugesund Norway
Telephone:	+ 47 41660000 ( 24 hrs):
Fax:	+ 47 52 70 40 40
E-mail:	vetting@knutsenoas.com
Cc:	technical@knutsenoas.com

Notice to Owners’ Pollution and Emergency Response Department:

Attn:	Duty Officer
Address:	BG LNG Services, Suite 1200, 5444 Westheimer, Houston, Texas 77056, USA
Telephone:	+1 713 366 6248 (primary); +1 713 884 9142 (secondary)
Fax:	+1 713 877 9212
E-mail:	incident@bg-group.com (for incidents only) shipping@bg-goup.com; lngcharters@bg-group.com
Cc:	bghub.usa@gacworld.com

103. ISPS CODE / USMTSA

This clause makes reference to the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (“ISPS Code”) and the US Maritime Transportation Security Act 2002 (“MTSA”).

(a)

(i) During the currency of this charter, Owners shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) and the “owner”(as defined by the MTSA) shall comply with the requirements of the ISPS Code relating to the Vessel and “the Company” and the requirements of MTSA relating to the Vessel and the “owner”. Upon request Owners shall provide documentary evidence of compliance with this Clause.

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(ii) Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Owners or “the Company”/”owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for Owners’ account.

(b)

(i) Charterers shall provide Owners/Master with their full style contact details and shall ensure that the contact details of all sub-charterers are likewise provided to Owners/Master. Furthermore, Charterers shall ensure that all sub-charter parties they enter into during the period of this charter contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charterparty shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii) Except as otherwise provided in this charter, loss, damage, expense or delay, caused by failure on the part of Charterers to comply with this sub-Clause (b) shall be for Charterers’ account.

(c) Notwithstanding anything else contained in this charter costs or expenses related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes and inspections, shall be for Charterers’ account, unless such costs or expenses result solely from Owners’ negligence in which case such costs or expenses shall be for Owners’ account. All measures required by Owners to comply with the security plan required by the ISPS Code/MTSA shall be for Owners’ account.

(d) Notwithstanding any other provision of this charter, the Vessel shall not be off-hire where there is a loss of time caused by Charterers’ failure to comply with the ISPS Code/MTSA.

(e) If either party makes any payment, which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

104. CONFIDENTIALITY

All terms and conditions of this charterparty shall be kept private and confidential between the Parties.

105. NOTICES

(a) Whenever written notices are required to be given by either party to the other party, such notices shall be sent by fax, registered mail, registered airmail to the following addresses. Email address are given for convenience sake (or copy information) only.

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Notice to Owners’:

Attn:	To be advised prior to delivery
Address:
Telephone:
Fax:
E-mail:
Cc:

Notice to Charterers:

Attn:	Director—Chartering & Fleet Optimisation
Address:	BG LNG Services, LLC, Suite 1200, 5444 Westheimer Houston, Texas 77056
Telephone:	+1 713 599 3033
Fax:	+1 713 456 2351
E-mail:	lngcharters@bg-group.com

Notice to Owners’ Operations Department:

Attn:	To be advised prior to delivery
Address:
Telephone:
Fax:
E-mail:
Cc:

Notice to Charterers’ Operations Department:

Attn:	Vessel Coordinator
Address:	BG LNG Services, LLC, Suite 1200, 5444 Westheimer Houston, Texas 77056
Telephone:	+1 713 599 3747
Fax:	+1 713 456 2351
E-mail:	shipping@bg-group.com

or to such other addresses as the parties may respectively from time to time designate by notice in writing. Any failure to transmit a copy of the notice to a party listed as entitled to receive a copy shall not in any way affect the validity of any notice otherwise properly given as provided in this Clause.

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(b) Any notice required under this charter to be given in writing shall be deemed to be duly received only:

(i) In the case of a letter, whether delivered in course of the post or by hand or by courier, at the date and time of its actual delivery if within normal business hours on a working day at the place of receipt otherwise at the commencement of normal business on the next such working day.

(ii) In the case of a facsimile, at the time of transmission recorded on the message if such time is within normal business hours (09:00 - 17:00) in the country of receipt, otherwise at the commencement of normal business hours on the next working day at the place of receipt.

106. VESSEL CONTACT DETAILS

The Vessel’s contact details are as follows:

Telephone:         To be advised prior to delivery

Fax:

E-mail:

107. COMPLIANCE

At all times during this Charter:

(a) the Vessel shall be in all respects eligible under applicable conventions, laws and regulations for, and shall not be prevented for any reason whatsoever from, trading to and from the ports and places permitted in clause 4 of the Charter;

(b) the Vessel shall comply with all applicable conventions, laws, rules and regulations of any international, national, state or local government entity having jurisdiction and shall have on board for inspection by the authorities all necessary certificates, records, letters and other documents evidencing such compliance, including but not limited to certificates evidencing compliance with international and US oil pollution regulations, SOLAS 1974, as amended, MARPOL 1973/1978 and US Department of Labor Safety and Health Regulations; and

(c) the Vessel will comply fully with all applicable U.S. Federal, U.S. Coastguard and State laws, rules, orders, regulations, guidelines and circulars now in effect and which may be promulgated (and subsequent amendments and successors thereto) including, but not limited to, the following provisions relating to maritime safety and oil pollution response :

(i) the	U.S. Federal Water Pollution Control Act (as amended by the Clean Water Act of 1977 (Water Pollution));

(ii) the U.S. Oil Pollution Act of 1990 and the governmental regulations issued thereunder (“OPA-90”);

(iii) the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980; and

(iv) the U.S. Port and Tanker Safety Act;

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(v) the U.S. Coastguard Navigational and Vessel Inspection Circular No. 8-92;

(vi) the Code of Federal Regulations

(d) the Vessel will have on board throughout the Charter any certificates or other documentation required under the said laws, rules, orders, regulations, guidelines and circulars and evidencing such compliance, and, subject to Clause 4(d) shall include but not be limited to a U.S. Coastguard Certificate of Financial Responsibility for Oil Pollution (“COFR”) together with a similar certificate for hazardous substances and a Tanker Vessel Examination Letter (“TVEL”).

(e) prior to delivery the Vessel owner or operator will have submitted, and obtained approval from the US Coastguard for a response plan for the Vessel (“VRP”) which meets in full the requirements of OPA-90 and of the US Coastguard and in accordance with which the Vessel will at all times be operated. Charterers shall reimburse Owners for all port specific OPA charges (including but not limited to additional premium to maintain P&I cover) incurred by the Vessel calling at ports in the USA in accordance with Charterers’ orders. Requirements of a similar nature imposed by other countries after the date of this Charter shall be treated in the same way.

(f) to the extent that the Vessel does not at any time comply with any USCG. regulation now in effect or to be promulgated, all necessary waivers are or will be held. Owners will advise Charterers of all such waivers, including period of validation and reason(s) for waiver.

(g) Owners shall ensure that the Vessel is free to trade to the USA and if Certificate of Compliance (CoC) is not available at the commencement of the charter, then an inspection shall be carried prior to arrival at the first USA port or on arrival at the first USA port. Any delay incurred carrying out this initial inspection that exceeds three hours shall be classified as off-hire. Charterers shall provide sufficient notice to Owners to allow Owners to comply with the rules and regulations in USA and Oil Terminals not listed in Appendix A.

(h) If the Vessel is required to discharge at a US port during this charter, the Owners are required to install an AIS Pilot Plug as defined by SOLAS regulations. Specific regulations can be found in Chapter V, Regulation 19 and in Title 33 Code of Federal Regulations §164.46 Automatic Identification System (AIS), Paragraph (d) “The AIS Pilot Plug, on each vessel over 1600 gross tons on an international voyage, must be available for pilot use, easily assessable from the primary conning position of the vessel, and near a 120 Volt, AC power, 3-prong receptacle.” Additional information regarding proper installation of the MS Pilot Plug can be found in IMO SN/Circ. 227.

(i) When calling at terminals located in ports in the European Union, Vessel must be able to meet the requirements of EU Council Directives 1999/32/EC dated 26 April 1999 and 2005/33/EC dated 6 July 2005.

Any delays, losses, expenses or damages arising from failure to comply with this clause shall be for Owners’ account and Owners shall fully indemnify Charterers therefor. Charterers shall not be liable for any delay caused by the Vessel’s failure to comply with the foregoing warranty.

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For any time lost due to a breach of this clause the Vessel shall be off-hire, and any expenses incurred due to such breach (including bunkers consumed) shall be for Owners’ account.

108. DELETED

109. THIRD PARTY VETTING

Notwithstanding that parties’ confidentiality obligations, Owners shall permit Charterers to discuss vetting results with third party vetting companies upon Charterers request provided same acceptable to the said company.

110. TAXES

All taxes and dues on the Vessel and on the Charter hire to be for Owners’ account.

111. U.S. COMPLIANCE

Owners represent and warrant that Owners and the Vessel are not in any way directly or indirectly owned, controlled by or related to any Cuban, Iranian, Myanmar, or Sudanese interests.

112. OWNERS’ DEFAULTS

(a) Each of the following events shall be deemed to be a breach of this Charter and an “Owners’ Default” for the purposes of this Charter:

(i) if any licence, approval, consent, authorisation or registration at any time necessary for Owners to comply with their obligations under this Charter, or in connection with the ownership and operation of the Vessel, is revoked, withheld or expires or is modified so as to prevent or materially delay the lawful performance by Owners of their obligations hereunder (unless remedied, if capable of remedy, within thirty (30) days);

(ii) if an order is made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of Owners (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of Charterers has been obtained) or if Owners suspend payment of or are unable to or admit inability to pay, their debts as they fall due or make any special arrangement or composition with their creditors generally or any class of their creditors;

(iii) if an administrator, administrative receiver, receiver or trustee or similar official is appointed in respect of the whole, or a material part, of the property, assets or undertaking of Owners, and such appointment is not discharged within thirty (30) days of the date of such appointment (unless such appointment is being contested by Owners in good faith by appropriate proceedings) or if Owners apply for, or consent to, any such appointment;

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(iv) if any event occurs in relation to Owners in any jurisdiction which has an effect equivalent to any of the events specified in iii) and iv) above;

(v) if an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or a material part, of the property, assets or undertaking of Owners and the same shall not be discharged within thirty (30) days of the date of commencement of such action unless such possession or levy is being contested by Owners in good faith by appropriate proceedings;

(vi) if Owners cease to carry on their business, or dispose of the whole, or a material part, of their property, assets or undertaking without Charterers’ consent;

(vii) if Owners cease to be a corporation duly registered in good standing in its place of incorporation without Charterers’ consent;

(viii) if Owners shall place or permit to exist on the Vessel (A) any mortgage other than a mortgagee in respect of which a quiet enjoyment undertaking has been provided in a form approved by Charterers, such approval not to be unreasonably withheld (B) any charge, pledge, consensual security interest, lien or encumbrance of any kind (not occasioned by any act, omission or default of Charterers), other than liens for crew’s wages or salvage or otherwise arising in the ordinary course of trading which are regularly settled or secured;

(ix) if it becomes impossible or unlawful for Owners to fulfil any of their obligations under this Charter, or for Charterers to exercise any of the rights vested in them by this Charter, or this Charter for any reason becomes invalid or unenforceable or ceases to be in full force and effect or Owners repudiate this Charter;

(x) if the Vessel is arrested as a consequence of any claim or event other than a claim arising by, through or under acts, deeds or omission of Charterers and is not released for any reason from such arrest within thirty (30) days after being arrested;

(xi) if Owners are in material breach of any other provision of this Charter with serious and adverse consequences to Charterers; and Owners have failed to cure such breach within a reasonable period of time but in no event longer than thirty (30) days after notice of such breach from Charterers (unless such breach has a shorter cure period hereunder, in which case, the shorter period shall apply.

(b) Upon the occurrence of an Owners’ Default and at any time thereafter for so long as such default is continuing, and whether or not the Charter has commenced, Charterers shall be entitled to terminate this Charter by giving notice in writing to Owners. This Clause is without prejudice to any other rights Charterers may have hereunder or at common law.

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113. CHARTERERS’ DEFAULTS

(a) Each of the following events shall be deemed to be a breach of this Charter and a “Charterers’ Default” for the purposes of this Charter:

(i) if an order is made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of Charterers (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of Owners has been obtained) or if Charterers suspend payment of, or are unable to or admit inability to pay, their debts as they fall due or make any special arrangement or composition with their creditors generally or any class of their creditors;

(ii) if an administrator, administrative receiver, receiver or trustee or similar official is appointed in respect of the whole, or a material part, of the property, assets or undertaking of Charterers, and such appointment is not discharged within thirty (30) days of the date of such appointment (unless such appointment is being contested by Charterers in good faith by appropriate proceedings) or if Charterers apply for, or consent to, any such appointment;

(iii) if any event occurs in relation to Charterers in any jurisdiction which has an effect equivalent to any of the events specified in (ii)) and (iii)) above;

(iv) if an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or a material part, of the property, assets or undertaking of Charterers and the same shall not be discharged within thirty (30) days of the date of commencement of such action unless such possession or levy is being contested by Charterers in good faith by appropriate proceedings;

(v) if Charterers cease to carry on their business, or dispose of the whole, or a material part, of their property assets or undertaking without Owners’ consent;

(vi) if Charterers cease to be a corporation duly registered in good standing in its place of incorporation without Owners’ consent;

(vii) if it becomes impossible or unlawful for Charterers to fulfil any of their obligations under this Charter or for Owners to exercise any of the rights vested in them by this Charter, or this Charter for any reason becomes invalid or unenforceable or ceases to be in full force and effect or Charterers repudiate this Charter;

(b) Upon the occurrence of a Charterers’ Default and at any time thereafter for so long as such default is continuing, and whether or not the Charter has commenced, Owners shall be entitled to terminate this Charter by giving notice in writing to Charterers. This Clause is without prejudice to any other rights Owners may have hereunder or at common law.

114. QUIET ENJOYMENT

The Owners acknowledge that the Charterers shall be entitled to the quiet enjoyment and use of the Vessel under this charter throughout the charter period without interruption. Except as expressly permitted by this charter, the Owners shall not (either prior to or after delivery of the Vessel hereunder) effect or permit to exist any mortgage, lien, claim or encumbrance or security interest of whatsoever nature on the Vessel without the prior consent of the Charterers. The Charterers hereby consent to the Owners executing a mortgage of the Vessel, as security for the financing of the Vessel, in favour of (i) an international bank or other financial institution, or (ii)

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a controlled affiliate of an international bank or other financial institution, provided that, in either case, the identity of such party has been approved by the Charterers (such approval not to be unreasonably withheld). It is a condition of the Charterers consent to any such mortgage that the Owners shall procure that the relevant mortgagee executes a letter of quiet enjoyment in favour of the Charterers.

The Charterers recognize that the financing entity may require related to the above that the Charterers accept an assignment of the Owners rights under this Charter.

115. RIGHTS OF THIRD PARTIES

No provision of this Charter shall, under the Contracts (Rights of Third Parties) Act 1999, confer any benefit on, nor be enforceable by, any person who is not a party to this Charter.

116. HSSE

(a) Owners shall ensure that all crew and supernumeraries are provided an orientation training programme to the Vessel with training relevant under the SMS. Owners shall ensure that all subcontractors visiting the Vessel shall receive a briefing or information on the parts of the SMS relevant to their visit and comply to the owner’s HSSE policies and procedures during the visit.

(b) Owners shall document and report immediately to Charterers any incidents of environmental damage, any unforeseen activity or event which could have led to environmental damage as per ISO 14001 Standards, release or venting of hydrocarbons, breaches or potential breaches of environmental regulations or complaint from local groups, organisations including enforcement agencies or individuals;

(c) If requested by the Charterers and mutually agreed by both parties, Owners may participate in an emergency response exercise;

(d) In the event of a fatality in connection with the charter of the Vessel, Owners are to notify Charterers immediately. In the event of a lost time injury, Owners shall notify Charterers in writing, within seven (7) days of the incident and Charterers may be invited to participate in any subsequent incident investigation;

(e) Owners shall implement a Behavioural Based Safety (“BBS”) observation system or equivalent. Owners shall submit a minimum of (five) 5 BBS observations per month, using the form set forth in Appendix B;

(f) Owners shall submit to Charterers a monthly written report, within ten (10) days of the end of each month that the Vessel is on hire, detailing all accidents/incidents and environmental reporting requirements, in accordance with the “Safety and Environmental Monthly Reporting Template” appended hereto (Appendix B) as identified by the Owners reporting requirement;

(g) Owners shall maintain HSSE records sufficient to demonstrate compliance with the requirements of the SMS and provide Charterers the right to confirm compliance with HSSE requirements by audit of Owners, including but not limited to the right to audit and review Owners facilities, services and/or performance of its activities as mutually agreed by the Owners;

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(h) Owners shall arrange at their expense for a Ship Inspection Report (SIRE) inspection to be carried out at intervals of six months plus or minus thirty days. Upon delivery, Vessel shall have a valid operational SIRE report, or Owner shall be responsible for obtaining one prior to the first loading under this charter.

Appendix A: Q-88 Vessel Details

Appendix B: Health, Safety, Security and Environment Exhibit (HSSE)

Appendix C: Safety and Environmental Monthly Reporting Template

Appendix D: Unused

Appendix E: Crew Experience Matrix

Appendix F: Letter of Quiet Enjoyment

Appendix G: BG Group Business Principles

Appendix H: Group Policy on Security

Agreed and signed by Owners	Agreed and signed by Owners

/s/ TRYGVE SEGLEM	/s/ S.J. SURRALL
Name: Trygve Seglem Title: Managing Director Date: 19.04.2010	Name: S.J. Surrall Title: Director, BG Oil Services Ltd Date: 14.4.10

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APPENDIX A—Q-88 VESSEL DETAILS

INTERTANKO’S STANDARD TANKER CHARTERING QUESTIONNAIRE 88 (Q88)			Version 3
1.	VESSEL DESCRIPTION
1.1	Date updated:		Dec 16, 2009
1.2	Vessel’s name:		Windsor Knutsen
1.3	IMO number:		9316115
1.4	Vessel’s previous name(s) and date(s) of change:		Not Applicable
1.5	Date delivered:		May 18, 2007
1.6	Builder (where built):		DSME, SOUTH KOREA
1.7	Flag:		Norway
1.8	Port of Registry:		Haugesund
1.9	Call sign:		LADB7
1.10	Vessel’s satcom phone number:		704883230/704883207/704883277
	Vessel’s fax number:		764683237
	Vessel’s telex number:		425893110
	Vessel’s email address:		windsor-knutsen@super-hub.com
1.11	Type of vessel:		Oil Tanker
1.12	Type of hull:		Double Hull
Classification
1.13	Classification society:		Det Norske Veritas
1.14	Class notation:		+1A1 Tanker for Oil ESP Nauticus (Newbuilding) EO, DAT (-30), ICE-1A, VCS-2, SPM, TMON
1.15	If Classification society changed, name of previous society:		N/A
1.16	If Classification society changed, date of change:		Not Applicable
1.17	IMO type, if applicable:
1.18	Does the vessel have ice class? If yes, state what level:		+1A1 Tanker for Oil ESP Nauticus (Newbuilding) EO, DAT (-30), ICE-1A, VCS-2, SPM, TMON
1.19	Date / place of last dry-dock:	Not Applicable	n/a
1.20	Date next dry dock due		Not Applicable
1.21	Date of last special survey / next survey due:	Not Applicable	May 18, 2012
1.22	Date of last annual survey:
1.23	If ship has Condition Assessment Program (CAP), what is the latest overall rating:
1.24	Does the vessel have a statement of compliance issued under the provisions of the Condition Assessment Scheme (CAS): If yes, what is the expiry date?		N/A
Dimensions
1.25	Length Over All (LOA):		280.5 Metres
1.26	Length Between Perpendiculars (LBP):		271.179 Metres
1.27	Extreme breadth (Beam):		50 Metres
1.28	Moulded depth:		23 Metres

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1.29	Keel to Masthead (KTM) / KTM in collapsed condition (if applicable):			53.44 Metres	Metres
1.30	Bow to Center Manifold (BCM) / Stern to Center Manifold (SCM):			136.27 Metres	144.23 Metres
1.31	Distance bridge front to center of manifold:			97.7 Metres
1.32	Parallel body distances:		Lightship	Normal Ballast	Summer Dwt
	Forward to mid-point manifold:		36.53 Metres	74.42 Metres	74.42 Metres
	Aft to mid-point manifold:		31.44 Metres	52.72 Metres	69.14 Metres
	Parallel body length:		67.977 Metres	127.14 Metres	143.56 Metres
1.33	FWA at summer draft / TPC immersion at summer draft:			372 Millimetres	126.6 Metric Tonnes
1.34	What is the max height of mast above waterline (air draft)			Full Mast	Collapsed Mast
	Lightship:			50.827 Metres	0.0 Metres
	Normal ballast:			45.64 Metres	0.0 Metres
	At loaded summer deadweight:			36.916 Metres	0.0 Metres
Tonnages
1.35	Net Tonnage:			51,548
1.36	Gross Tonnage / Reduced Gross Tonnage (if applicable):			87,146
1.37	Suez Canal Tonnage - Gross (SCGT) / Net (SCNT):			88,068.02	79,647.23
1.38	Panama Canal Net Tonnage (PCNT):
Loadline Information
1.39	Loadline	Freeboard	Draft	Deadweight	Displacement
	Summer:	6,522 Metres	16.524 Metres	162,258.5 Metric Tonnes	188,140.0 Metric Tonnes
	Winter:	6,866 Metres	16.18 Metres	158,006.1 Metric Tonnes	183,783.8 Metric Tonnes
	Tropical:	6,178 Metres	16,868 Metres	166,718.2 Metric Tonnes	192,495.9 Metric Tonnes
	Lightship:	21.43 Metres	2.613 Metres		25,881.32 Metric Tonnes
	Normal Ballast Condition:	15.24 Metres	7.8 Metres	56,711 Metric Tonnes	82,454.0 Metric Tonnes
1.40	Does vessel have multiple SDWT?			Yes
1.41	If yes, what is the maximum assigned deadweight?			162,258.5 Metric Tonnes
Ownership and Operation
1.42	Registered owner - Full style:			KNUTSEN BOYELASTER XI KS Smedasundet 40 P.O. Box 2017 5504 Haugesund Norway Tel: +47 52 70 40 85 Fax: +47 52 70 40 43 Telex: Not Applicable Email: operation@knutsenoas.com
1.43	Technical operator - Full style:			Columbia Shipmanagement Ltd. Columbia House Dodekanison Str., P.O. Box 51624, 3507 Limassol, Cyprus Tel: +357 25 320 900/ +3 Fax: +357 25 320 325 Telex: (605) 3205/3206 Email: v.shipilav@csmcy.com

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1.44	Commercial operator - Full style:		Chartering & OperationsKnutsen OAS Shipping AS Smedasundet 40 P.O. Box 2017 5504 Haugesund Norway Tel: +47 52 70 40 85 Fax: +47 52 70 40 43 Telex: Not Applicable Email: operation@knutsenoas.com
1.45	Disponent owner - Full style:		KNUTSEN BOYELASTER XI KS Smedasundet 40 5529 Haugesund Norway Tel: 004752704000 Fax: 004752704040 Telex: 42207 Email: operations@knutsenoas.com

2.	CERTIFICATION	Issued	Last Annual or Intermediate	Expires
2.1	Safety Equipment Certificate:	Sep 13, 2007		May 18, 2012
2.2	Safety Radio Certificate:	Jul 17, 2007		May 18, 2012
2.3	Safety Construction Certificate:	Sep 13, 2007		May 18, 2012
2.4	Loadline Certificate:	Nov 29, 2007		May 18, 2012
2.5	International Oil Pollution Prevention Certificate (IOPPC):	Sep 06, 2007		May 18, 2012
2.6	Safety Management Certificate (SMC):	Nov 29, 2007	Not Applicable	Oct 12, 2012
2.7	Document of Compliance (DOC):	Apr 03, 2007	Nov 01, 2007	Nov 07, 2010
2.8	USCG (specify: COC, LOC or COI): LOC			Dec 09, 2010
2.9	Civil Liability Convention Certificate (CLC):	Jan 26, 2009		Feb 20, 2010
2.10	Civil Liability for Bunker Oil Pollution Damage Convention Certificate (CLBC):	Jan 26, 2009		Feb 20, 2010
2.11	U.S. Certificate of Financial Responsibility (COFR):	May 01, 2007		May 01, 2010
2.12	Certificate of Fitness (Chemicals):	Not Applicable		Not Applicable
2.13	Certificate of Fitness (Gas):	Not Applicable		Not Applicable
2.14	Certificate of Class:	Jul 30, 2007		May 18, 2012
2.15	International Ship Security Certificate (ISSC):	Oct 12, 2007		Oct 12, 2012
2.16	International Sewage Pollution Prevention Certificate (ISPPC)
2.17	International Air Pollution Prevention Certificate (IAPP):
Documentation
2.18	Does vessel have all updated publications as listed in the Vessel Inspection Questionnaire, Chapter 2- Question 2.24, as applicable:
2.19	Owner warrant that vessel is member of ITOPF and will remain so for the entire duration of this voyage/contract:		Yes

3.	CREW MANAGEMENT
3.1	Nationality of Master:		Russia
3.2	Nationality of Officers:		Latvian, Russian, Ukrainian
3.3	Nationality of Crew:		Latvian, Russian

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3.4	If Officers/Crew employed by a Manning Agency - Full style:	Officers:

Columbia Shipmanagement Ltd.

Columbia House

Dodekanison Str.,

P.O. Box 51624, 3507

Limassol, Cyprus

Tel: +357 25 843 263/182

Fax: +357 25 320 157

Telex: (605) 3205/3206

Email: shipmanagement@csmcy.com

Crew:

Not Applicable

Not Applicable

Tel: Not Applicable

Fax: Not Applicable

Telex: Not Applicable

Email: Not Applicable

3.5	What is the common working language onboard:	English
3.6	Do officers speak and understand English:	Yes
3.7	In case of Flag Of Convenience, is the ITF Special Agreement on board:	Yes

4.	HELICOPTERS
4.1	Can the ship comply with the ICS Helicopter Guidelines:	Yes
4.2	If Yes, state whether winching or landing area provided:	Landing

5.	FOR USA CALLS
5.1	Has the vessel Operator submitted a Vessel Spill Response Plan to the US Coast Guard which has been approved by official USCG letter:	Yes
5.2	Qualified individual (QI) - Full style:	ECM
5.3	Oil Spill Response Organization (OSRO) -Full style:
5.4	Has technical operator signed the SCIA / C-TPAT agreement with US customs concerning drug smuggling:	Yes

6	CARGO AND BALLAST HANDLING
Double Hull Vessels
6.1	Is vessel fitted with centerline bulkhead in all cargo tanks:	Yes
6.2	If Yes, is bulkhead solid or perforated:	Solid
Cargo Tank Capacities
6.3	Capacity (98%) of each natural segregation with double valve (specify tanks):
6.4	Total cubic capacity (98%, excluding slop tanks):	176,118 Cu. Metres
6.5	Slop tank(s) capacity (98%):	3,832 Cu. Metres

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6.6	Residual/Retention oil tank(s) capacity (98%), if applicable:			Cu. Metres
6.7	Does vessel have Segregated Ballast Tanks (SBT) or Clean Ballast Tanks (CBT):			SBT
SBT Vessels
6.8	What is total capacity of SBT?			57,301.2 Cu. Metres
6.9	What percentage of SDWT can vessel maintain with SBT only:			36.1
6.10	Does vessel meet the requirements of MARPOL Annex I Reg 18.2: (previously Reg 13.2)			Yes
Cargo Handling
6.11	How many grades/products can vessel load/discharge with double valve segregation:			3
6.12	Maximum loading rate for homogenous cargo per manifold connection:			Cu. Metres/Hour
6.13	Maximum loading rate for homogenous cargo loaded simultaneously through all manifolds:			14,400 Cu. Metres/Hour
6.14	Are there any cargo tank filling restrictions. If yes, please specify:			N/A N/A
Pumping Systems
6.15	Pumps:	No.	Type	Capacity
	Cargo:	2 1	Centrifugal Centrifugal	3700 M3/HR 3700 M3/HR
	Stripping:	1	Reciprocating	250 Cu. Metres/Hourr
	Eductors:	2		650 Cu. Metres/Hour
	Ballast:	2	Centrifugal	2,500 Cu. Metres/Hour
6.16	How many cargo pumps can be run simultaneously at full capacity:
Cargo Control Room
6.17	Is ship fitted with a Cargo Control Room (CCR):			Yes
6.18	Can tank innage / ullage be read from the CCR:			Yes
Gauging and Sampling
6.19	Can ship operate under closed conditions in accordance with ISGOTT:			Yes
6.20	What type of fixed closed tank gauging system is fitted:			Tank Radar, Kongsberg
6.21	Are overfill (high-high) alarms fitted? If Yes, indicate whether to all tanks or partial:
Vapor Emission Control
6.22	Is a vapor return system (VRS) fitted:			Yes
6.23	Number/size of VRS manifolds (per side):			508 Millimetres
Venting
6.24	State what type of venting system is fitted:	P/V Valves, Mast Riser
Cargo Manifolds
6.25	Does vessel comply with the latest edition of the OCIMF ‘Recommendations for Oil Tanker Manifolds and Associated Equipment’:			Yes
6.26	What is the number of cargo connections per side:			3
6.27	What is the size of cargo connections:			550
6.28	What is the material of the manifold:			Steel
Manifold Arrangement
6.29	Distance between cargo manifold centers:			3,000 Millimetres
6.30	Distance ships rail to manifold:			4,600 Millimetres
6.31	Distance manifold to ships side:			4,600 Millimetres

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6.32	Top of rail to center of manifold:				700 Millimetres
6.33	Distance main deck to center of manifold:				2,100 Millimetres
6.34	Manifold height above the waterline in normal ballast / at SDWT condition:				17.35 Metres	8.42 Metres
6.35	Number / size reducers:				6 x 550/500mm. (22/20”) 6 x 550/400mm. (22/16”) 3 x 550/300mm. (22/12”)
Stern Manifold
6.36	Is vessel fitted with a stern manifold:				No
6.37	If stern manifold fitted, state size:				Millimetres
Cargo Heating
6.38	Type of cargo heating system?
6.39	If fitted, are all tanks coiled?				Yes
6.40	If fitted, what is the material of the heating coils:				Other
6.41	Maximum temperature cargo can be loaded/maintained:
Tank Coating
6.42	Are cargo, ballast and slop tanks coated?			Coated	Type	To What Extent
	Cargo tanks:			Yes	Epoxy	Whole Tank
	Ballast tanks:			Yes	Epoxy	Whole Tank
Slop tanks:
6.43	If fitted, what type of anodes are used:				Zink

7.	INERT GAS AND CRUDE OIL WASHING
7.1	Is an Inert Gas System (IGS) fitted:				Yes
7.2	Is IGS supplied by flue gas, inert gas (IG) generator and/or nitrogen:				Flue Gas
7.3	Is a Crude Oil Washing (COW) installation fitted:				Yes

8.	MOORING
8.1	Mooring wires (on drums)	No.	Diameter	Material	Length	Breaking Strength
	Forecastle:	4	36 Millimetres	GSW R6x36 IWRC	275 Metres	83 Metric Tonnes
	Main deck fwd:	4	36 Millimetres	GSW R6x36 IWRC	275 Metres	83 Metric Tonnes
	Main deck aft:	2	36 Millimetres	GSW R6x36 IWRC	275 Metres	83 Metric Tonnes
	Poop deck:	6	36 Millimetres	GSW R6x36 IWRC	275 Metres	83 Metric Tonnes
8.2	Wire tails	No.	Diameter	Material	Length	Breaking Strength
	Forecastle:	4	90 Millimetres	Nylon Multifilament	11 Metres	112 Metric Tonnes
	Main deck fwd:	4	90 Millimetres	Nylon Multifilament	11 Metres	112 Metric Tonnes
	Main deck aft:	2	90 Millimetres	Nylon Multifilament	11 Metres	112 Metric Tonnes
	Poop deck:	6	90 Millimetres	Nylon Multifilament	11 Metres	112 Metric Tonnes
8.3	Mooring ropes (on drums)	No.	Diameter	Material	Length	Breaking Strength
	Forecastle:		Millimetres	Not Applicable	Metres	Metric Tonnes
	Main deck fwd:		Millimetres	Not Applicable	Metres	Metric Tonnes
	Main deck aft:		Millimetres	Not Applicable	Metres	Metric Tonnes

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	Poop deck:		Millimetres	Not Applicable	Metres	Metric Tonnes
8.4	Other mooring lines	No.	Diameter	Material	Length	Breaking Strength
	Forecastle:	3	72 Millimetres	Megaflex	220 Metres	94 Metric Tonnes
	Main deck fwd:		Millimetres		Metres	Metric Tonnes
	Main deck aft:		Millimetres		Metres	Metric Tonnes
	Poop deck:	3	72 Millimetres	Megaflex	220 Metres	94 Metric Tonnes
8.5	Mooring winches			No.	# Drums	Brake Capacity
	Forecastle:			2	Double	66.4 Metric Tonnes
	Main deck fwd:			2	Dubble	66.4 Metric Tonnes
	Main deck aft:			1	Dubble	66.4 Metric Tonnes
	Poop deck:			3	Dubble	66.4 Metric Tonnes
8.6	Mooring bitts				No.	SWL
	Forecastle:				2	46 Metric Tonnes
	Main deck fwd:				5	46 Metric Tonnes
	Main deck aft:				4	56 Metric Tonnes
	Poop deck:				4	56 Metric Tonnes
8.7	Closed chocks and/or fairleads of enclosed type				No.	SWL
	Forecastle:					Metric Tonnes
	Main deck fwd:					Metric Tonnes
	Main deck aft:					Metric Tonnes
	Poop deck:					Metric Tonnes
Emergency Towing System
8.8	Type / SWL of Emergency Towing system forward:				Chafing Chain Type	200 Metric Tonnes
8.9	Type / SWL of Emergency Towing system aft:				IMO Res. MSC 35 (63)	200 Metric Tonnes
Anchors
8.10	Number of shackles on port cable:
8.11	Number of shackles on starboard cable:
Escort Tug
8.12	What is SWL and size of closed chock and/or fairleads of enclosed type on stern:				200 Metric Tonnes	650 x 450 mm
8.13	What is SWL of bollard on poopdeck suitable for escort tug:				200 Metric Tonnes
Bow/Stern Thruster
8.14	What is brake horse power of bow thruster (if fitted):				2,011.5 bhp	1,499.98 Kilowatt
8.15	What is brake horse power of stern thruster (if fitted):				bhp	0 Kilowatt
Single Point Mooring (SPM) Equipment
8.16	Does vessel comply with the latest edition of OCIMF ‘Recommendations for Equipment Employed in the Mooring of Vessels at Single Point Moorings (SPM)’:				Yes
8.17	Is vessel fitted with chain stopper(s):				Yes
8.18	How many chain stopper(s) are fitted:				2
8.19	State type of chain stopper(s) fitted:				Tongue
8.20	Safe Working Load (SWL) of chain stopper(s):				200 Metric Tonnes

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8.21	What is the maximum size chain diameter the bow stopper(s) can handle:	76 Millimetres
8.22	Distance between the bow fairlead and chain stopper/bracket:	3,300 Millimetres
8.23	Is bow chock and/or fairlead of enclosed type of OCIMF recommended size (600mm x 450mm)? If not, give details of size:	Yes Not Applicable
Lifting Equipment
8.24	Derrick / Crane description (Number, SWL and location):	Cranes: 2x20 Tonnes
8.25	What is maximum outreach of cranes / derricks outboard of the ship’s side:	9.9 Metres
Ship To Ship Transfer (STS)
8.26	Does vessel comply with recommendations contained in OCIMF/ICS Ship To Ship Transfer Guide (Petroleum or Liquified Gas, as applicable):	Yes

9.	MISCELLANEOUS
Engine Room
9.1	What type of fuel is used for main propulsion?	HFO 380 CST
9.2	What type of fuel is used in the generating plant?	IFO 380 CST
9.3	Capacity of bunker tanks - IFO and MDO/MGO:	4,350.8 Cu. Metres	295.1 Cu. Metres 0 Cu. Metres
9.4	Is vessel fitted with fixed or controllable pitch propeller(s)?	Controllable Pitch
Insurance
9.5	P & I Club - Full Style:	SKULD
9.6	P & I Club coverage - pollution liability coverage:	1000000000
Port State Control
9.7	Date and place of last Port State Control inspection:	June 15, 2008 / Marsa Bashayer
9.8	Any outstanding deficiencies as reported by any Port State Control:	No
9.9	If yes, provide details:
Recent Operational History
9.10	Has vessel been involved in a pollution, grounding, serious casualty or collision incident during the past 12 months? If yes, full description:	Pollution: No, n/a, Grounding: No , n/a Serious casualty: , Collision: No n/a,
9.11	Last three cargoes / charterers / voyages (Last / 2nd Last / 3rd Last):
Vetting
9.12	Date/Place of last SIRE Inspection:	Jul 22, 2008 / Huizhou
9.13	Date/Place of last CDI Inspection:	/
9.14

Recent Oil company inspections/screenings (To the best of owners knowledge and without guarantee of acceptance for future business)*:

* Blanket “approvals” are no longer given by Oil Majors and ships are accepted for the voyage on a case by case basis.

PSC / CHEVIRON / BP /SHELL / EXXONMOBIL / TOTAL
		Version 3	INTERTANKO/q 88.com

Owners will convert the vessel prior to delivery in line with the specifications outlined below. After conversion the Q-88 will be re-drafted.

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M/T Windsor Knutsen

CONVERSION TO CRUDE OIL SHUTTLE TANKER

5.0	CONVERSION TO OFFSHORE LOADING SHUTTLE TANKER

5.1	General Description

M/T Windsor Knutsen is built as a crude oil tanker of 159,333 dwt. with 183,000 m3 cargo capacity (100%). The vessel was built by DSME, as Yard No. 5274 and was delivered to the owners in May 2007

The vessel is a new generation type of tanker with “double hull”, i.e. with complete double side hull and double bottom, all forming tanks for segregated ballast only, protecting entirely the inner cargo tanks.

The vessel shall be converted following the latest guidelines for design and operation of dynamically positioned vessels (IMCA) and shall comply with all rules, regulations and requirements to ensure a safe and cost effective operation as an Offshore Shuttle Tanker.

The vessel is fitted with a CP Propeller and semi spade type rudder.

In addition to shore based terminals, the vessel will be able to take cargo from an offshore loading facility, i.e. either a SAL-System, OLS (previously UKOLS, (Ugland Kongsberg Offshore Loading System)), a floating storage unit (FSU / FPSO), or conventional surface type, ALP, (Articulated Loading Platform)

All installed equipment will be integrated in existing systems. In addition, all relevant components, both existing and new, shall be integrated into the new DP-system.

As part of the conversion the vessel will undergo an FMEA test for DP II vessel. That includes all required testing in accordance with industry guidelines for DP vessels, IMO and IMCA relating to DP II vessel.

The Vessel is at present classified in DnV and has the following classification notation:

+ 1A1, “Tanker for Oil ESP”, Nauticus (Newbuilding) E0, DAT(-30), ICE-1A, VCS-2 SPM, T-MON.

After conversion the following notations will be added:

F-AMC, DYNPOS (AUTR), Bow Loading.

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5.2 Bow Mooring and Loading System (BLS)

5.2.1 General

The purpose of the bow mooring and loading system is to provide tanker mooring and loading connection facilities for transfer of crude oil from offshore loading facilities to the vessel.

During offshore loading, all operations concerning positioning of the vessel and monitoring of mooring and loading parameters shall be performed from the main navigation bridge, enabling controlling and monitoring of the entire loading operation at the offshore field from the main navigation bridge only.

All the equipments of this system shall be supplied by one maker. The loading manifold will be located on the main deck at the ship’s center line and the mooring equipments (Roller Fair Lead and Chain Stopper) will be located on a new platform over the loading manifold.

The loading manifold will operate with a 20 inch North Sea Standard Valve.

The traction winch has a minimum pulling capacity of 50 t.

5.2.2 BLS Equipment.

The bow mooring and loading system (BLS) shall be installed on a platform deck in centre of the bow area.

5.2.2.1	The BLS system contains the following equipment:

- Fairlead

- Chain stopper

- Guide roller w/load cell

- Horizontal guide roller

- Rope pulling unit, PSU

- Service crane

- Oak protection on deck

- Staircase

- Stair

- Vertical emergency ladder

- Loading manifold

- BLS manoeuvring console

- Pressure transmitter

- Inboard valve

- Combined traction- and hose handling winch

- Rope stowing tank

- Bow port

- Retractable bow roller

- Guide roller for hose handling winch

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- Emergency release panel, ball valve cabinet

- CCTV system

- Fire hydrant

- Fire fighting and sprinkler system

- Fire fighting foam tank, 1500 litre

- Hydraulic pump station w/oil cooler, HPU

- Hydraulic oil storage tank, 3000 litre

- Hydraulic accumulator rack

- Hydraulic valve units valve unit skid

- Starter cabinet w/auxiliary function panel for HPU

- PLC cabinet

- UPS.

5.2.2.2	Existing bow deck entrance house will be moved to give position for the BLS system. A new entrance shall be made with airlock. Entrance to the hydraulic power pack and switch boards/starters compartment to be arranged via deckhouse.

Existing mooring bollards, mooring rope kings, chain stoppers to be removed and repositioned after securing of the BLS system to the deck structure.

Existing Bow Emergency Towing Arrangement to be moved and repositioned.

5.2.3	System Description

The bow mooring and loading system shall be of Pusnes Maritime (PM) design.

5.2.4	Bow Mooring System

The bow mooring system consists of the following main components and systems as shown in the BLS specification from Maritime Pusnes.

- Fair-lead

- Chain Stopper

- Combined Traction /Hose Winch

- Stowing Tank with Rope Pulling Unit

- Hydraulic Power Pack with Oil Cooler

- Equipment for Calibration of the Loading Cells

5.2.6	Fixed Foam/Water Spray System.

Fixed Foam/Water Spray System will be installed in the bow area. Monitor will be remote controlled from navigation bridge.

5.2.8	Service Crane

An electrically/hydraulically operated service crane will be installed on the platform deck.

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5.2.10 BLS and Manoeuvring Instrumentation

5.2.10.1  General

During all stages of offshore loading, i.e. approach, mooring, loading and departure, the vessel shall be remotely controlled from the bridge. For this purpose, the bridge will comprise all vessel controlling and monitoring functions necessary to conduct a safe and efficient offshore loading operation.

The various consoles have clearly visible markings and logical mimic diagrams where applicable.

5.2.10.2  Vessel Manoeuvring Instrumentation

As a minimum, the following instrumentation shall be included in addition to existing instrumentation:

- Pitch control

- Emergency pitch control

- Side thruster control, i.e. start, stop and pitch control

- Close proximity radar with daylight display

- Rate of turn indicator

- Inclinometer

- Anemometer (included in DP-system)

- Dynamic positioning (DP) system with reference system

- Pitch control for main engine and thrusters on each bridge wing

5.2.10.3  Bow Mooring Instrumentation

Bow mooring instrumentation includes:

- Mooring line traction/hose winch control

- Mooring line traction winch tension indicator with calibration equipment and printer

- Chain stopper control

- Chain stopper tension indicator

- Chain stopper emergency release control

- Computer aided data logger system for recording of mooring and loading parameters.

5.2.10.4  Bow Loading Instrumentation

Bow loading instrumentation shall include:

- Bow loading manifold position indicator

- Manifold coupler position (engaged / disengaged) indicator

- Valve position indicator(s)

- Telemetry equipment instrumentation

- Level reading and high level alarm for all cargo tanks and ballast tanks

- Colour display for monitoring of loading parameters

- Fixed UHF communication system to be installed at bridge and cargo control room

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5.2.10.5	Bow Loading Area Safety Arrangement

The entire bow loading area will be designed with due consideration given to means and methods ensuring a safe and reliable offshore loading operation. The system layout and equipment design will be optimised with regard to safety aspects.

The safety arrangement includes the following equipment and sub-systems:

- Water jet and foam monitors covering the bow loading and mooring area. Number, location and type of the monitors shall be optimised with regard to fire fighting efficiency.

- Water based sprinkler system covering the chain stopper, mooring chain and fairlead. The system shall be connected to the main fire fighting ring line.

- The bow loading manifold room shall have a foam based sprinkler system.

- Mooring chain, thimble, shackles, loading hose termination coupling etc. shall be protected from contact with steel structure elements in running path by hard wood planking or other non-sparking material.

- Emergency towing arrangement aft will be installed.

- An emergency loading and mooring disconnecting system will be installed.

The emergency disconnecting system consists of two (2) classes, i.e.:

- Shut down class I (SDC I)

- Shut down class II (SDC II)

Operation of SDC I shall automatically activate the following functions:

- Tripping the main crude oil transfer pumps (on platform)

- Closing the manifold and loading hose end coupler valves.

Operation of SDC II shall automatically activate the following functions:

- Tripping the main crude oil transfer pumps (on platform)

- Closing the manifold and loading hose end coupler valves

- Opening of the coupler

- Opening of the chain stopper

All functions shall be performed in sequences.

In addition to the above described automatic disconnecting systems, a manually operated back-up emergency disconnecting system is provided.

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5.2.11 Forward Mast

Forward mast will be modified to accommodate fire fighting monitor, navigation lights, antennas, search light, camera, close proximity radar, Artemis etc.

5.3 Installation of Kongsberg Transducer Unit (OPTIONAL)

A HiPAP Precision Acoustic Positioning system unit may be installed in connection with the installation of the DP system.

5.4 Electrical Power Generating Equipment

5.4.1 General

Four (4) off additional 3000 kW genset comprising:

- Wartsila, (or equal) 4-stroke, 6 cyl. Type 6L32 (3000 kW 750 rpm operating on MDO and HFO (or equivalent)

5.4.2 Additional Power Plant Installation

The new generators will have separate switchboards for parallel running, and a bus-tie breaker in between each pair of generator switchboards, and existing switchboard in engine room. All shall be in accordance to Dynpos AUTR notation requirement for redundant running.

5.4.3 Power Management System, Equipment Monitoring, and Power Distribution

The following functions are required on the Power Management System:

- load dependent start/stop

- start blocking of heavy consumers

- Blackout recovery

- Load sharing with options: symmetric/ asymmetric load sharing, fixed load and manual load sharing

- Power limitation / thruster pitch reduction

- load shedding

- mimic graphics - showing power consumption of thrusters, load of gensets, etc., to provide a quick view of status and safety margins during DP operations.

The new 2.2 MW Az bow thruster and new 2.2 MW tunnel bow thruster shall be on separate circuits, and separate from the existing tunnel bow thruster, which is due to be upgraded to 1.8 MW.

5.5 Thruster installation

The vessel has presently only one thruster install. After Conversion the thruster configuration will be as follows:

One (1) tunnel thruster 1800 kW 6.6 kv 60 Hz forward.

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One (1) tunnel thruster 2200 kW 6.6 kv 60 Hz forward.

One (1) retractable Azimuth Thruster (2200 kW) 6.6 kv 60 Hz forward.

Two (2) retractable Azimuth Thrusters (2200 kW each) 6.6 kv 60 Hz aft.

The thrusters will be integrated into the dynamic position system (DP)

Operating of the thrusters is by means of electrical signal from the bridge, both manually and in DP mode.

5.5.1 Azimuth Thruster Room Forward

The Azimuth thruster shall placed aft of the existing bow thruster.

5.5.2 Azimuth Thruster Aft.

The Azimuth thrusters aft shall placed in the engine room in front of the main engine.

5.6 Fresh Water Cooling

Fresh water cooling arrangement shall be modified to include the new installations.

5.7 Controllable Pitch Propeller

M/E Controlled Pitch Propeller as fitted but not set to default to zero pitch in fail safe mode.

5.8 Dynamic Positioning System (DP)

5.8.1 General

A dual system dynamic positioning system, Kongsberg SDP21 with two (02) SDP-OS Operator Station, one Joystick Station and a Dual Redundant Controller Unit, type DPC-22 shall be fitted.

DP sensors to be included in the system are: 2 MRUs, 2 Wind Sensors with separated displays and 3 Gyros (one can be the vessel’s Gyro), both being capable to be used in DP System and navigation, as well.

DP system shall be interfaced to the thrusters, CPP, Rudder, ME, Power Management System, Vessel Monitoring and Control System and Vessel’s draft.

The system shall incorporate the following softwares: “Tandem Mode”, “Weather Vane Mode”, “On Line Capability Plot”, “On Line Consequence Analysis”, and “Motion Prediction”. One wheelhouse display for Hawser Tension, with large digits shall be provided.

One (1) DP Operator chair installed over rails that enable the chair to access all control consoles to be provided.

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Both DP computers to be located on the bridge. Interface to existing instrumentation etc. to be arranged according to Maker’s recommendations.

Supply and installation of all electrical cables to be included and should comply with Maker’s recommendations.

5.8.2 Installation

Installation, cabling and termination to be carried out according to Kongsberg Installation Manual for SDP21 Dynamic Positioning System.

The installation also consists of, but is not limited to:

- Artemis Reference System MK5 (if required)

- Roll and Pitch Monitoring System

- Wind Measuring System

- Motion Reference System

- 2 × DiffStar Absolute and Relative Positioning System (DARPS 700)

- Fanbeam MK4 (if required)

- IALA Beacon

- Inmarsat A

- Spot-beam

- Alarm System

- Single Point Mooring System

- Loading Buoy without Mooring System

- Floating Storage Unit System

- Floating Loading Tower System

- Printer

- UPS Power

- Power Distribution Unit

- Connection to HPR system, ref. item 3.3. (OPTIONAL)

The antennas of the Artemis, the Fanbeam and DARPS GPS shall be installed on the forward mast. Receivers for GPS corrections to be included: IALA, Fugro (Spot Beam and Inmarsat).

5.8.3 Uninterrupted Power Supplies

UPS’s shall be provided for DP System equipments, sensors and controllers. At least two UPS’s shall be used to provide full redundancy for DP System equipments, sensors and PRS.

Control System of new engines and thrusters shall have a redundant power supply.

Signal splitter units shall have power supply from same source that feeds the signal generator equipment.

PMS - Position Monitoring System - An independent system capable of logging all reference systems and to evaluate the function of same systems in parallel with DP systems (BLOM Logger or similar) shall be fitted. All logged data shall be available for retrieval as open files (excel or similar).

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5.9 Telemetry System

The telemetry system is a radio based communication link between the field centre and the shuttle tanker. Failsafe telemetry system consisting of an end-to-end redundant system working in hot stand-by.

The tanker based part of the telemetry equipment is part of the conversion scope, and consists of six (6) main items, i.e. radio cubicle, radio base station, telemetry cubicle, control panel, antenna and battery and battery charger. The radios shall consist of duplicated UHF radio receivers with automatic changeover, powered by separate UPS’s. All mentioned equipment will be located on the bridge and/or in the bridge area.

Petrobras to provide details and functional description of the telemetry system.

5.10 FMEA

FMEA analysis will be performed by a third party, and shall include a theoretical study and trials. It shall be performed to determine the suitability and reliability of vital system and to identify any failures that may lead to a loss of position, loss of power generation or a loss of main propulsion while the vessel is operating in DP mode.

5.12 Cargo and inert line

A new cargo loading line from the bow loading manifold to the existing cargo piping system will be installed with necessary double eccentric closing valves.

All new cargo valves to be fully integrated in existing valve control system, including actuator, position indicator system and computer control system.

The vessel will be equipped with a KVOC voc reduction system. This system is presently installed on a number of vessels as an alternative to the very complex and energy consuming recovery system. The performance of this system is similar to the previous voc recovery system.

5.13 Cargo Control

BLS, Cargo Control, and Maneuvering Instrumentation capable of remote control from the bridge

All cargo loading information and controls available at both CCR and Bridge sites

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5.14	Low Sulphur Fuel and Cylinder Oil Tanks

Dedicated Low Sulphur fuel & cylinder oil storage, settling, and service tanks shall be fitted, to comply with US ECA Zone transits in a safe and reliable manner

5.15	Helideck

Charterer to advise whether a helideck is to be fitted. If so, the helideck shall comply with CAP 437 and International Chamber of Shipping Guide to Helicopter Operations recommendations.

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APPENDIX B – HEALTH, SAFETY, SECURITY AND ENVIRONMENT EXHIBIT (HSSE)

CONTENTS

General Provisions

Provisions Specific to the Contractor’s HSSE Plan

Leadership and accountability

Policy and strategic objectives

Organisation, responsibilities, resources, standards and documentation

Organisation

Employee Orientation Programme

HSSE Competence Requirements

HSSE Training

HSSE Promotion and Awareness

HSSE Professionals

Subcontractors

HSSE Communications

HSSE Meetings Programme

HSSE Legislation

HSSE Standards

Aviation Fixed and Rotary Wing

Diving Operations

Evaluation and risk management

Risk Assessment

Handling of Chemicals, stores and supplies.

PPE Requirements, minimum and additional.

Planning and procedures

HSSE Procedures

Basic HSSE Rules

Emergency Response Procedures

HSSE Equipment and HSSE inspection

Occupational Health

Environment

Security

Implementation and performance monitoring

General

Incident Investigation

Auditing and review

Incentives

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1.0 GENERAL PROVISIONS

1.1 All defined terms in this Exhibit shall have the same meaning as set out in the Contract unless otherwise stated.

Any breach of the HSSE Exhibit shall be deemed by the Company to be a material breach of the terms of the Contract between the parties and the Company shall be entitled to take appropriate action including instructing the Contractor to (a) remedy the breach; (b) suspend Work or (c) terminate the Contract.

Contractor shall develop and document a Health, Safety, Security and Environment Plan (HSSE Plan) addressing the HSSE risks specific to the scope of work set out in the Contract and the management of controls to eliminate, reduce or mitigate these risks.

Where applicable the asset / contractor must demonstrate compliance with the International Safety Management Code (ISM), International Ship and Port Security Code (ISPS) and Marine Pollution (MARPOL) regulatory codes, including certification. Where the mentioned codes do not apply the HSSE Plan must be to a standard acceptable to The Company and include compliance with or reference to the various standards and guidelines marked on the accompanying matrix.

1.4 The HSSE Plan shall address the HSSE risks of all phases of the work through, planning, mobilisation, operation of the asset, execution of the project and demobilisation at the end of the project at each location where the work will be performed (including but not limited to the office, factory, fabrication / construction / repair yard, construction site, vessel, offshore installations and work shops) known as the Asset / Vessel, and shall demonstrate how risks to all personnel have been identified and have been reduced to as low as reasonably practicable, (ALARP).

1.5 The HSSE Plan shall contain the list of HSSE deliverables along with a schedule for their completion.

1.6 Compliance of the HSSE Plan with the requirements contained in this contractual exhibit will normally be reviewed during the pre-contract assurance audit. Whenever the assurance audit is not required or not carried out for any reason, the HSSE Plan shall be submitted to the VP Marine Governance, Assurance, and HSSE in the Global LNG Shipping Group for review and acceptance within thirty (30) days from the Effective Date of the Contract or before mobilisation / operation / delivery of the Asset / Vessel, (whichever is the sooner).

1.7 Company reserves the right at all times to audit and review Contractor’s facilities, services and/or performance of its activities in respect of compliance with the accepted HSSE Plan for the work.

1.8 Company reserves the right to suspend the work on any New Build, Asset or Vessel under repair or in drydock, or any part of the work if the Contractor does not comply with the accepted HSSE Plan at the risk of the Contractor. Before any work is suspended the Company shall liaise with Contractor to allow Contractor the opportunity to rectify any non- conformances within an acceptable timescale. Any suspension shall be carried out in accordance with the terms of the Contract.

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1.9 Either party may, at any time, suspend the Work for HSSE reasons; in such event where the Contractor elects to suspend the work, Contractor shall immediately inform Company in writing of those reasons, and provide details of actions taken to mitigate, reduce, or eliminate the reason.

1.10 It is expected that the Contractor shall have its own Standards which are equal to or higher than the requirements of the ISM, ISPS and MARPOL code requirements and shall comply with these requirements where applicable. Where these Standards are not available, not applicable, or in the reasonable opinion of the Company, they fall below the Company’s own Standards then the Company shall have the right to issue its own Standards in force from time to time, to the Contractor, in order that the Contractor shall comply with these provisions.

1.11 Failure by the Contractor to adhere to, demonstrate compliance with or ensure Contractor Personnel comply with the Company’s HSSE Exhibit or agreed Standards / code requirements may result in termination of the Contract.

2.0 PROVISIONS SPECIFIC TO THE CONTRACTOR HSSE PLAN

The HSSE Plan required under Sub-Clause 1.1 above shall comply with the ISM, ISPS and MARPOL regulatory requirements when applicable and, as a minimum, contain the provisions set out in this section.

2.1 Leadership and Accountability

2.1.1 It is the Company policy to protect the health, safety and security of its employees, to minimise the risk to the public from its operations and to protect the natural environment. Contractor shall ensure that all Contractors’ Personnel are briefed, understand and strictly adhere to the provisions of this Exhibit, and any appropriate industry Standards or Guidelines on HSSE.

2.1.2 Contractor’s management shall demonstrate leadership and commitment through actively participating in all aspects of HSSE, supporting open dialogue and by allocating sufficient and competent resources to the Contract.

2.1.3 Contractor shall ensure that HSSE responsibilities, authorities, accountabilities and competencies in relation to the work are clearly defined, documented, communicated and exercised at all levels.

2.1.4 Contractor shall ensure that individual and team contributions to HSSE performance are recognised and considered during performance appraisals.

2.1.5 Contractor shall set clear HSSE goals, objectives and targets and ensure that performance is evaluated against them.

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Contractor shall formally review HSSE performance in relation to the work at regular and frequent intervals to ensure that objectives and targets are being met and areas of concern are addressed.

2.2 Policy and strategic objectives

2.2.1 Contractor shall ensure that it’s own Health, Safety, Security and Environment (HSSE) Management System, its HSSE policy and its HSSE Plan are compatible with Company’s HSSE policy, ISM, ISPS and MARPOL code requirements, as applicable.

2.2.2 Company forbids the use or possession of:-

(a) weapons;

(b) drugs

at all it’s assets / vessels, both onshore and offshore. Contractor shall comply and ensure that Contractor’s Personnel comply with Company’s requirements in this respect.

(c) alcohol consumption shall be limited and monitored in line with Oil Companies International Marine Forum (OCIMF) guidelines for vessels and vessels in dock / under construction and forbidden in terminals and off shore platforms. A policy of random D&A testing must be in place for vessels consistent with OCIMF guidelines.

2.2.3 Contractor shall ensure that its HSSE policy and HSSE Plan are available at the asset / vessel at all times and available to all Company’s Personnel and Contractor’s Personnel in their working languages, as prescribed in the ISM and ISPS codes and shall ensure that all Contractor’s Personnel comply with the requirements of both the HSSE Policy and the HSSE Plan.

2.3 Organisation, responsibilities, resources, standards and documentation

Organisation

2.3.1 Contractor shall provide sufficient competent and appropriate manpower and supervision in its organisation; with clear responsibilities and reporting structure to ensure that HSSE performance is not compromised.

Employee Orientation Programme

Contractor shall provide, for all Contractor’s Personnel involved in the work induction training comprising:

an Employee Orientation Training Programme to the asset / vessel and training regarding the requirements of the HSSE Plan, in addition to the training and exercises required under the ISM and ISPS codes where applicable; and provide to The Company a record of attendance for each employee and third party contractor, using a simple visual method, upon request.

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Contractor shall provide a simple visual method (approved by Company) that identifies Contractor Personnel that have attended the induction training.

2.3.4 Contractor shall ensure that no individual works at an asset unless he has received full induction training as set out in 2.3.2 above. For contractors / crew working on vessels this training must be carried out in the time frames agreed on the HSSE Plan, or as prescribed in the ISM and ISPS codes, as applicable.

HSSE Competence Requirements

2.3.5 Contractor shall ensure its Personnel are:

(a) medically, physically and mentally fit to carry out the duties to which they are assigned in respect of the Work, and be in possession of a certificate to UKOOA standard, (or local equivalent), if required to work offshore, and a certificate of fitness if working as an expatriate, rotator, or carrying out diving activities or traveller outside his/her home country. For vessels crew an ENG 1 medical certificate or recognised equivalent accepted by Flag State and

(b) aged eighteen years or above when they are employed to work on hazardous assets and meet the age requirements of Flag States for work on vessels and

(c) technically competent and experienced in the tasks assigned to them.

2.3.6 Contractor shall:

(a) in respect of each individual member of the Contractor’s Personnel required to work or to visit offshore, hold at all times:

(i) a current Medical Certificate of Fitness issued by an Approved medical agency or doctor;

(ii) a certified true copy of the current certificate of completion of the required training requirements;

(b) provide to Company a certified true copy of the aforesaid certificates prior to employment and, where applicable, any renewal thereof if so requested by Company; and

(c) submit to Company details of Contractor’s medical screening programme, including but not limited to, details of the names and qualifications of medical agencies or doctors responsible for issuing Medical Certificates of Fitness.

2.3.7 Contractor shall ensure Contractor’s Personnel are competent for the occupations and tasks to which they are assigned under the Contract.

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2.3.8 Contractor shall operate a competence / training completed matrix for all individuals which will be approved by the Company. Contractor shall provide original certificates or certified copies of original certificates/licences of individual Contractor’s personnel training/qualification for tasks assigned, upon request.

HSSE Training

2.3.9 Contractor shall be responsible for, and implement, competency based HSSE training of Contractor’s Personnel, in line with ISM and ISPS requirements, as applicable and shall take account of and integrate training requirements with Company’s requirements and Policies, Standards and Guidelines as may be advised from time to time.

HSSE Promotion and Awareness

2.3.10 Contractor shall establish a mechanism for communication and feedback of HSSE issues and performance among Contractor Personnel on the asset and vessel and to the Company.

HSSE Professionals

2.3.11 Contractor shall provide suitably trained personnel to give HSSE advice and supervision and respond to HSSE issues when required by the Contractor or the Company, ensuring

(a) Contractor provides sufficient numbers of experienced HSSE supervisors at the asset, or on the vessel covered by the Contract.

(b) Contractor formally demonstrates the level of competence of all HSSE supervisors and accords these supervisors appropriate levels of authority which shall be communicated to the Company. For vessel related activities / assets the training will include the successful completion of marine related courses recognised by Flag State. These courses will include but not be limited to Ship Safety Officer, Ship Security Officer, Risk Assessment, Accident / Incident Investigation and Company Security Officer. The relevant Dangerous Cargo Endorsements must also be held by vessel personnel.

(c) Contractor ensures that selected supervisors are made available to Company 2-4 weeks prior to mobilization, in order that they receive instruction of Company expectations of HSSE performance. For vessel assets this can be achieved by the Company attending and making HSSE related presentations at Ship Manager Officer Seminars.

Subcontractors

2.3.12 Contractor shall ensure that all its Subcontractors receive a copy of, and comply with the requirements of the HSSE Plan accepted by Company and are provided with a copy of this Exhibit.

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HSSE Communications

2.3.13 Contractor shall, where applicable, ensure before commencing operations pursuant to the Contract that all companies, organisations and communities that could potentially be affected by such operations have been notified and when/where necessary have carried out a suitable consultation process. At the asset / vessel the Contractor shall ensure that effective toolbox talks are undertaken. Where shift work is in operation clear communications between shift workers such as shift handover notes / checklists and a face to face handover shall be enforced.

2.3.14 Where applicable, Contractor’s arrangements for emergency communications shall be integrated with the requirements of the Company and/or the asset / vessel and/or local or national or international support services.

HSSE Meetings Programme

2.3.15 Contractor shall establish an effective structure and schedule for HSSE meetings involving all Contractors’ Personnel assigned to the Work, to promote communication and involvement in HSSE matters. Company reserves the right to participate in such meetings. For vessel assets these meetings shall be in accordance with ISM recommendations and standard industry practice.

HSSE Legislation

2.3.16 Contractor shall comply with, and shall be able to demonstrate compliance with:

(a) Relevant and applicable health, safety, security and environmental Legislation and in particular the Health and Safety at Work Act for UK asset operations, or local and National equivalents for non UK assets at all places where Work is performed; For vessel assets all ISM, ISPS and MARPOL requirements, as applicable, must be complied with.

(b) Company Policies, Standards and Guidelines which shall be communicated to Contractor as appropriate, especially in cases where the ISM and ISPS codes do not apply. For vessel assets this will primarily be done via the Charterer’s Instructions.

(c) Contractor’s own corporate and project specific policies and procedures.

HSSE Standards

2.3.17 Contractor shall establish an HSSE Management System (HSSE-MS) in accordance with 2.2.1 of this Exhibit which meets the requirements of the Company. Where applicable, Contractor will document via a bridging document how it will interface with the Company HSSE-MS, and that of its key Subcontractors. A copy shall be issued to Company. Contractor’s HSSE-MS shall, as a minimum include, but not be limited to, the following elements:

(a) Leadership and Accountability;

(b) Policy and strategic objectives;

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(c) Organisation, Responsibilities, Resources, Standards and Documentation;

(d) Evaluation and risk management;

(e) Planning and Procedures;

(f) Facilities design, construction and commissioning;

(g) Emergency response planning;

(h) Implementation and performance monitoring; and

(i) Auditing and review.

For vessel specific assets, where applicable, this Management System shall meet all the requirements of ISM, ISPS, MARPOL, recommendations from the International Safety Guide for Oil Tankers and Terminals (ISGOTT), Society of International Gas Tanker and Terminal Operators (SIGTTO), best practice guidance from the Tanker Management Self Assessment (TMSA), and the Code Of Safe Working Practices (COSWOP).

Aviation (Fixed and Rotary Wing)

All air transport shall be in line with the International Association of Oil and Gas Producers (OGP) Guidelines. Contractor shall, when the need arises to transport personnel by air by special Charter, prioritise the choice of provider in the following order:

International Carrier;

National Carrier;

Company approved Local Carrier.

If none of the above are available then Contractor shall provide Company sufficient relevant information on the choice of provider to assure Company that Contractor has carried out the required level of Due Diligence and that the risks to Contractor’s personnel are ALARP and acceptable.

Company reserves the right to audit any proposed provider.

Diving Operations

2.3.19 Contractor shall, prior to commencement of any diving work, demonstrate to the Company that its diving Subcontractor is the diving contractor for the purpose of the National Legislation (in the UK this is the ‘Diving at Work Regulations 1997 (SI 1997:2776)’) applicable to the diving location and/or the ‘IMCA International Code of Practice for Offshore Diving’ in

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relation to all diving operations carried out under this Contract. Each diver shall be a direct employee of Contractor’s diving Subcontractor and copies of divers’ contracts of employment shall be produced to the Company for scrutiny prior to commencement of the Work and at any other time when required by the Company.

Contractor shall maintain records (including health records) of all divers employed to carry out the work and the periods spent offshore and shall make such records available to tax and other authorities when so required.

2.4 Evaluation and risk management

Risk Assessment

2.4.1 Contractor shall ensure that, for its activities, a documented risk assessment procedure and risk register are in place and operating. This risk assessment procedure shall be suitable and sufficient to appropriately assess the health, safety, security and environmental risks involved. A copy shall be issued to Company for review, upon request.

2.4.2 Contractor shall be responsible for ensuring timely delivery of the risk assessment of its activities, covered in the Scope of Work, in order to meet the work schedule, the Company HSSE plan and regulatory requirements.

Handling of Chemicals

Contractor shall give Company written notice within a reasonable timescale before the delivery or removal from the asset of any substance which is toxic or hazardous to health or potentially harmful to the environment. The notice shall identify the hazards and effects and assess the risks to personnel and the environment. Details of the precautions to be taken when using, handling, transporting, storing or any other means of contact will also be provided in the form of “Material Safety Data Sheets” (MSDS).

Contractor shall ensure that at all times the substance is suitably packaged and labelled and has been assessed in accordance with the requirements of Control of Substances Hazardous to Health (COSHH Regulations), published by the UK Health and Safety Executive, or local and national requirements.

For vessel assets this written notice is not required as this would not be practicable, however risk assessments on the handling and use of these substances must be available and reviewed. The chemicals / substances should be packaged and labelled as per the International Maritime Dangerous Goods code (IMDG) code and MSDS must be available to all personnel handling them.

PPE Requirements

2.4.4 Contractor shall ensure that all workers are provided with all necessary PPE at the asset or on the vessel. This shall, as a minimum, meet international standards and include the following:

(a) safety helmet (hard hat).

(b) safety glasses/goggles.

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(c) high visibility vest or reflective bands on coveralls

(d) coveralls

(e) safety boots

(f) safety harness (for routine working at height/overside, a safety belt may be an acceptable alternative for occasional casual access)

(g) special equipment for hazardous / unusual activity or conditions

(h) suitable gloves

(i) ear defenders

2.4.5 Contractor shall conduct risk assessments and/or job safety analysis for all activities requiring the use of personnel protective equipment (PPE) and the specification of the required PPE, and provide additional and/or specialist PPE as required.

2.4.6 Contractor Personnel failing to use the appropriate PPE will be asked to use the appropriate equipment or stop work immediately. If the Contractor Personnel fail to use the PPE the Company may require them to stop work and/or leave the asset immediately. In the case of vessels a suitable disciplinary procedure must be in evidence and enforced. Persistent repeated failures by Contractor Personnel to use appropriate PPE may result in Company requiring the Contractor to permanently remove the relevant Contractor Personnel from the asset and replace the Contractor Personnel without delay and at no extra cost to the Company.

2.5 Planning and procedures

HSSE Procedures

2.5.1 Contractor shall provide written HSSE procedures to cover hazardous operations. These will be available to all Contractor’s Personnel and Subcontractors in their working language, or in accordance with ISM and ISPS requirements. A copy of these procedures shall be provided to Company for review, upon request.

2.5.2 Contractor shall abide by either the Company permit to work system or a Company approved permit to work system when carrying out work on the asset or operating / building / repairing the vessel.

Contractor shall provide a written procedure for obtaining Company’s permission to deviate from HSSE Policies Standards or industry Guidelines. This will be available to all Contractor’s Personnel and Subcontractors in their working language. A copy of this procedure shall be provided to the Company upon request.

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Basic HSSE rules

2.5.4 Contractor shall provide all its personnel and Subcontractors with basic relevant health, safety, security and environmental rules; these shall be based on and developed from Company’s Policies, Standards and industry Guidelines, and a copy provided to Company for review.

Emergency Response Procedures

2.5.5 The establishment and implementation of emergency procedures related to the Work is the responsibility of Contractor. Contractor shall consult with Company to ensure appropriate interfaces with Company procedures.

2.5.6 Not less than forty (40) days before mobilisation, or delivery the Contractor shall submit to Company details of its provisions and procedures for proposed actions in the event of:

(a) an incident involving serious injury or death to any member of the team; or

(b) a major incident involving third party equipment; or

(c) any release of chemicals or hydrocarbons to the local environment; or

(d) Serious illness, including that needing evacuation; or

(e) a security breach.

Where applicable the emergency response procedures shall meet all the requirements of the ISM, ISPS and MARPOL codes and any statutory certification required shall be obtained or applied for.

2.5.7 Contractor shall produce emergency response bridging documents to cover the extent of its work. As a minimum, this shall include bridging between:

(a) Contractor and Company; and

(b) Contractor and its Subcontractors; and

(c) Contractor and Company’s other contractors working at the Site.

2.5.8 Contractor shall ensure competency of Contractor’s Personnel in its emergency response procedures through a programme of drills and testing, and shall provide to Company a record of attendance for each employee, upon request.

2.5.9 If required by Company, Contractor shall participate in an emergency response exercise. Company shall normally arrange this exercise unless Contractor desires to organise it.

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HSSE Equipment and HSSE inspection

2.5.10 Contractor shall ensure that all tools, appliances, machines, vehicles or other equipment, are in safe working condition at all times and comply with current regulations and, where appropriate, are used only by authorised and competent persons trained in the use of such equipment. This requirement is to include all emergency response life saving equipment.

Occupational Health

2.5.11 Contractor shall carry out a Health Risk Assessment process and register to identify and adequately control adverse impacts of work activities on worker’s short and long term health. The Contractor shall also establish an occupational health programme appropriate for the asset / vessel conditions and shall provide details to the Company. The Contractor shall carry out the necessary health surveillance and fitness for work medical assessments.

2.5.12 Contractor shall maintain first aid facilities for use of Contractor’s Personnel and those of its Subcontractors.

Environment

2.5.13 Contractor shall protect environmental resources by applying best available techniques, known as “BAT”, to preferably eliminate, or minimise any direct or indirect impact from operations; Vessel assets shall at all times comply with MARPOL and local regulations.

2.5.14 Contractor shall ensure that all activities are planned in a manner that will not create unnecessary danger, disturbance or effects on the environment or to other users;

2.5.15 Contractor shall minimise, nuisance, disturbance or interference to the community, their activities, and other users of the environment;

2.5.16 Contractor shall unless otherwise directed by Company, avoid conducting activities in protected areas or where there is an unacceptable risk of damage to sensitive environmental resources;

2.5.17 Contractor shall ensure that fishing, hunting and gathering of flora and fauna or any other environmental resources are strictly prohibited within the area impacted by the Work;

2.5.18 Contractor shall where applicable be responsible for restoration of any land used or affected by Contractor’s activities under the Contract. This will include removal of Contractor’s equipment, surplus materials and waste to the satisfaction of Company Representative.

2.5.19 Where Contractor is responsible for disposal of any waste produced or occurring as a consequence of its operations pursuant to the Contract, all such disposals shall be in accordance with all legislation, Company standards and best practice whether that shall be for hazardous waste or non-hazardous waste. Contractor shall ensure that all necessary approvals or licences are obtained and that any Subcontractors utilised for this purpose fully comply with such requirements. Contractor shall provide Company with a copy of each waste transfer note upon request. For vessel assets the garbage log and oil record books shall be maintained in full detail, according to regulations and requirements of the appropriate codes.

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2.5.20 Contractor shall notify Company in writing of the method for managing disposal of all hazardous waste and gain approval therefore before commencing such disposal. Contractor shall not deviate from agreed disposal methods without prior Approval from Company.

2.5.21 Contractor shall, where applicable, be responsible for measuring, monitoring and reporting environmental emissions in line with all legislation and Company requirements.

Security

Contractor and its Subcontractors and suppliers shall be able to demonstrate that they operate a robust security system for Company’s materials and data storage, including conducting periodic audits and review of the security arrangements in place with a view to improve the security system if deficiencies are identified. Where applicable for the assets / vessels this must be in compliance with the ISPS code.

2.5.23 Contractor shall ensure that all Contractor’s Personnel and Subcontractors shall abide by all security procedures and rules of the Company when entering, working at and leaving Company assets, or applicable ISPS requirements for ports/ terminals and vessels.

2.5.24 Contractors shall undertake an assessment of the security risks to their operation, and develop and implement a robust security programme to mitigate the identified risks to their people, premises, materials, equipment and information. A copy of this plan should be provided to the Company, upon request, unless the legislation, with regard to the ISPS prevents this. Vessel assets must provide evidence of a Ship Security Assessment and Ship Security Plan, or equivalent agreed by the company, being in place.

2.5.25 Contractors shall develop a crisis management plan and equip and train a local incident management team to respond to major incidents.

2.5.26 Contractors shall appoint a security manager/representative to be the focus on all aspects of Security and to liaise with the Company’s security manager/representative. Vessel managers must provide evidence that a Company Security Officer is designated and has attended the required training course.

2.5.27 Contractors shall provide security awareness training for all staff commensurate with the identified risks and in accordance with the ISPS code where applicable.

2.5.28 Contractors shall undertake a fraud risk assessment and develop and implement an effective fraud risk management programme when the level of fraud risk identified warrants this.

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2.6 Implementation and performance monitoring

General

2.6.1 Contractor shall establish an HSSE performance monitoring programme and provide a copy of the monitoring programme, and regular reports to Company.

2.6.2 Contractor shall report all incidents in accordance with the Company requirements, the definitions of incidents shall be in accordance with the current Oil and Gas Producers (OGP) Guidelines, or for vessel assets in accordance with the OCIMF guidelines.

2.6.3 Contractor shall provide each month a report of lost time injuries (LTI), restricted workday cases (RWDC), medical treatment cases (MTC), medical evacuations, High Potential Incidents (HPI), first aid cases (FAC), and near misses for all Contractor’s and subcontractor’s Personnel engaged in the Work. This reporting is to include the total number of person-hours exposed to the work site and the total number of productive work hours lost due to the occurrence of any of the above safety related incidents, where known Contractor shall also provide details of any occupational illnesses resulting from the Work.

2.6.4 When requested by the Company, Contractor shall implement a Behaviour-Based Safety (BBS) process on site aiming at:

identifying workforce behaviours, with reference to specific risks, that have impacts on HSSE performance;

keeping this checklist dynamic based on current risk assessments and performance;

training observers from workforce, keeping a ratio of at least 1 observer for each 20 workforce members;

systematically observing workforce compliance with the identified behaviours and positively reinforcing desired behaviours through feedback and coaching;

measuring safety by producing numerical ratio of safe/unsafe behaviours;

analyzing observation and near miss report data to identify trends related to unsafe behaviours and addressing negative trends by conducting Root Cause Analysis (RCA) — to support the development and implementation of improvement plans;

setting improvement goals; recognizing and reinforcing improvements and goal-attainment;

removing system barriers for safe behaviours by modifying the work environment — facilities, equipment, process;

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establishing a framework consisting of:

BBS committee — to run the process

BBS champion — to enable resources for improvements

BBS advisor — to facilitate trainings, coaching, database, communication; to review and sustain the process.

Contractor shall provide a copy of the BBS process and regular reports to Company on the performance of the system. In the case of vessel assets, safety committees shall be formed and meetings held according to the requirements and guidance from the ISM code and industry standards. The safety committee shall be required to review BBS observation and near miss reports at the local asset level and provide feedback and recommendations on improving safety onboard the vessel to the BBS Committee.

2.6.5 Contractor shall maintain a public complaints, customer feed back log book.

Incident investigation

2.6.6 Contractor shall comply with Company’s incident investigation and reporting requirements.

2.6.7 Contractor shall provide Company with a copy of any report or statement or written evidence concerning any accident, medical condition, dangerous event or near miss which occurs during the performance of the Work or any other information indicating the existence of adverse health, safety, security or environmental conditions of which Contractor’s Personnel may become aware within twenty four (24) hours of the incident.

2.6.8 Contractor shall report fatalities immediately. All incidents with a severity of a Lost Time Injury (LTI) or worse, including Restricted Workday Cases (RWC) shall be immediately notified to Company in writing, be subject to full root causes investigation and detailed reports provided to Company within seven (7) days of the incident. Company reserves the right to participate in any incident investigation carried out in connection with the Work carried out under this contract.

2.6.9 Contractor shall document and report immediately to Company any incidents of environmental damage, any unforeseen activity or event which could have led to environmental damage, uncontrolled release of hydrocarbons, breaches or potential breaches of environmental regulations or complaint from local groups, organisations including enforcement agencies or individuals.

2.7 Auditing and review

2.7.1 Contractor shall establish a schedule for HSSE audit / inspection for its activities and those of its primary Subcontractors, and provide a copy of the schedule to Company.

2.7.2 Contractor shall provide all input and support as Company deems necessary for Company to successfully carry out an audit / inspection of the work activities covered under this contract. Contractor’s Personnel shall be available for interview as part of Company audits and reviews. Contractor agrees to review and take corrective action on all audit findings and deficiencies to the satisfaction of the Company.

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2.7.3 Company reserves the right to attend any HSSE audit/inspection and must be provided with the necessary notification in due time to organise mobilisation.

2.7.4 Before commencement of the Work, Company may, at its sole option, conduct an audit to satisfy itself of Contractor’s arrangements regarding HSSE matters. Contractor shall co-operate fully with the audit team and correct any agreed deficiency noted without undue delay and in any event before Work commences.

2.7.5 Upon request, Contractor shall supply Company with copies of all reports and documents regarding HSSE matters that it is required by legislation to maintain together with such other reports and information as Company may require.

2.7.6 Contractor shall maintain and make available for inspection by Company upon request all registers, records and any other documentation on environmental aspects of the activities being carried out or on the environmental management system implemented by Contractor

2.7.7 Contractor shall provide a report on HSSE performance during the contract, as part of the contract close-out documentation.

2.8 Incentives

2.8.1 If the Company and the Contractor agree that in order to reinforce effective safety behaviours and establish a culture of open learning and reporting a financial incentive scheme is appropriate then they shall ensure that the goals and objectives of such financial incentives are agreed prior to Work commencing. These financial incentive schemes should be governed by some guiding principles which are set out below:-

recognise and reinforce safe behaviour

focus more on leading than lagging indicators

be divorced from scheduling and productivity programmes

be supported and financed by both Company and Contractors

capitalise on social reinforcement

comprise a combination of team and individual rewards

2.8.2 It should also be recognized that financial incentives may, if not communicated appropriately, engender less favourable behaviours. Due consideration and mitigations should be agreed at the time to manage this risk.

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APPENDIX C—SAFETY AND ENVIRONMENTAL MONTHLY REPORTING TEMPLATE

Month/Year:

HSSE all vessels

LTI
Vessel	Incidents this Month	Date	Status	YTD Total

Exposure Hours
Vessel	Total for the Month	Total for the Year	12 month rolling

Recordable and reportable cases—for reporting month
Vessel	Medical Treatment Case	Restricted Work Cases	First Aid Cases	Near Misses	Details

Pollution management, all vessels

General information
Vessel	Monthly cargo discharged	Monthly distance steamed	No. of bunker operations	Total bunkers lifted	Remarks

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Fuel consumption

Vessel	HFO Cons. (mt)	HFO S%	MDO Cons (mt)	MDO S%	Equip*	MGO Cons (mt)	MGO S%	Equip*	BOG Cons. (m3)

Environmental impact

Vessel	Refrigerant gas - type	Refrigerant gas consumption - kg	Equipment requiring gas	LNG Venting (m3)	Oil Spill (Ltr)

Waste Management

Vessel	Garbage disposed at Sea (m3)	Garbage incinerated on board (m3)	Garbage disposed ashore (m3)

* State equipment which consumed MGO and MDO

Maintenance, all vessels

Special Survey Schedule

Vessel	Last	Yard	Next	Remarks

Intermediate Survey Schedule (state if in-water or dry dock)

Vessel	Last	Yard	Next	Remarks

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Pending Reports to BG (to include on hire and off hire maintenance reports, terminal incidents etc)
Vessel	Subject	Status	Comments

Vetting, all vessels

Vetting (last)
Vessel	PSC (Specify Country)		USCG		BP		Shell
Validity Dates	Issued	Expiry	Issued	Expiry	Issued	Expiry	Issued	Expiry

Vessel	BG		Repsol		Other (ISLE OF GRAIN)		Other (Specify)
Validity Dates	Issued	Expiry	Issued	Expiry	Issued	Expiry	Issued	Expiry

SIRE
Vessel	Date of last inspection	Inspected by whom	Number of observations	Next inspection date

CAP Status (if applicable)
Vessel	Hull	Machinery	Remarks

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Vessel Name

Senior officers onboard
Position	Onboard	Reliever	Change planned

Technical items (To include any items which may affect the operational performance)
Item	Due date	Status

Class related items (to include all CoC’s and MO)
Item	CC/MO #	Status

Maintenance stops/projects/major events
Item	Due date	Status

Services
Item	Last /date	Next	Remarks
Propeller polish
Hull Scrub
Main Condenser Cleaning

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Definitions and Instructions

HSSE

Lost Time Injury (LTI)

A disabling occupational injury or illness that results in a person being unfit for work on any day beyond the day of the incident. “Any day” includes rest days, weekend days, leave days, public holidays or days after ceasing employment.

Exposure hours

The number of officers and crew, multiplied by 24 multiplied by the number of days in the month.

Medical Treatment Cases (MTC)

Cases that are not LTIs or restricted work day cases but are more severe than requiring simple first aid treatment. Includes treatment of injuries administered by physicians and registered professional personnel. Medical treatment does not include first aid treatment even though provided by a physician or registered professional personnel.

A medical treatment case is defined as one in which:

Treatment is carried out by a physician or licensed medical personnel (or would normally have been carried out under the supervision of a doctor).

There is permanent impairment of bodily functions (i.e. normal use of senses, limbs, etc.)

There is damage to the physical structure of a non-superficial nature (e.g. fractures)

There are complications requiring follow up medical treatment

There was loss of consciousness in the work place. This is a recordable condition and should be included with medical treatment cases.

Restricted Work Case (RWC)

Any work-related injury other than a fatality or lost workday case which results in a person being unfit for full performance of the regular job on any day after the occupational injury. Work performed might be:

an assignment to a temporary job;

part-time work at the regular job;

continuation full-time in the regular job but not performing all usual duties.

Where no meaningful restricted work is being performed, the incident should be recorded as a lost time injury (LTI).

Reportable incident

Any incident associated with a BG related asset that results or had the potential to result (near miss) in injury to personnel, occupational related illness, damage to the asset, environment or company’s reputation, production loss, process control failure, security related breach, or the creation of a hazardous or unsafe condition.

FAC (First Aid Cases)—any one time treatment and subsequent observation or minor injury such as scratches, cuts, burns and splinters etc, which do not ordinarily require medical care. Such treatments and observations are considered first aid even though provided by a physician or registered professional personnel.

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Near Miss

Any incident which could have resulted in injury to persons or damage to plant or equipment or harm to the environment, or any activity, which if allowed to continue, could have the potential to cause an incident.

Pollution management

General information—state total cargo discharged, distance steamed in nautical miles, total number of bunker operations for the month and total bunkers lifted for the month for each vessel.

Fuel consumption—state total consumptions for each vessel. Note, state which machinery has consumed MDO or MGO, e.g. incinerator.

Environmental impact

Only to be completed for any vessel which has a refrigerant loss, LNG venting or an oil spill as per the below definitions:

Refrigerant gas consumption—any piece of equipment that has been ‘topped up’ with refrigerant gas or had additional gas added after maintenance or had gas added due to a failure in the machinery or piping should be classed as consumed unless gas has been recovered and is expected to be re-used/recycled.

LNG venting—Actual amount of controlled vapour releases (i.e. controlled venting) shall be reported. All uncontrolled vapour releases of an estimated quantity greater than or equal to 1.0 standard cubic metre shall be reported as an incident.

Oil spill—Oil Spills: All oil spills with the potential to harm the environment and where the amount released is 0.5 litres or more (whether released into a containment system, on deck, or in the water) shall be reported as an incident. All oil spills with the potential to harm the environment of less than 0.5 litres and contained on the vessel shall be reported as a near miss. Oil spills that occur inside machinery spaces with no potential to harm the environment shall be treated as part of an equipment failure or related to the creation of a hazardous or unsafe condition and reported in accordance with the definition of a Reportable Incident above.

LNG spill—All LNG spills of 0.5 litres or more shall be reported as an incident. LNG spills of less than 0.5 litres in the loading manifold or other vessel areas (where the mild steel deck is protected by a stainless steel drip tray, deck or other material resistant to cryogenic temperatures) do not need to be reported. All LNG spills of less than 0.5 litres, where LNG comes in direct contact with non-cryogenic steel but where no damage to the steel occurs, shall be reported as a near miss.

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APPENDIX D—UNUSED

[Unused]

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APPENDIX E—CREW EXPERIENCE MATRIX

Seagoing Experience
License	Combined	Individual minimum experience
Master w/Full DP certificate	12 years	4 years (including 2 years as DPO (DP-2 or DP-3 class vessel)
Chief Officer w/Full DP certificate		2 years including 2 years as DPO (DP-2 or DP-3 class vessel)
Senior 2nd Officer w/Full DP certificate	—	1 year including 1 year as DPO (DP-2 or DP-3 class vessel)
Chief Engineer	14 years	4 years
2nd Engineer		2 years
3rd Engineer		2 years

Notes: All experience periods are in years of sea time

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APPENDIX F—LETTER OF QUIET ENJOYMENT

LETTER OF QUIET ENJOYMENT

[Letterhead of Mortgagee]

[To Charterers]

[•] 2008

Dear Sirs,

Re: [•] (the “Vessel”)

We refer to:

the time charter dated [•] (the “Time Charter”) made between [•] as owner and you (the “Time Charterer”) as charterer in respect of the Vessel;

a loan agreement dated [•] (the “Loan Agreement”) made between [•] (the “Owner”) as borrower, us as agent and as security trustee (the “Security Trustee”), and the financial institutions named on the signature pages therein as lenders and swap banks (the “Finance Parties”); and

[•] the first priority mortgage executed by the Owner over the Vessel in our favour between the Owner and us (the “Mortgage”).

1. References in this Letter to the Time Charter or to the Loan Agreement and the Mortgage (together the “Finance Documents”) shall include such documents as amended, supplemented or varied from time to time so long as any such amendment, supplement or variation has been notified to, and agreed by, us. References to paragraphs are to paragraphs of this Letter.

2. The Security Trustee confirms that:

it has received a copy of the Time Charter and is familiar with their terms; and

it consents to the Owner’s execution of the Time Charter.

3. In consideration of the sum of US$10.00 and for other good and valuable consideration (receipt and the sufficiency of which the Security Trustee acknowledges), the Security Trustee undertakes for itself and on behalf of the Finance Parties not without the Time Charterer’s prior written consent, but subject as provided below and subject to this undertaking expiring on the expiry of the charter period to:

(a) issue any arrest, detention or similar proceedings against the Vessel in any jurisdiction; or

(b) exercise any power of sale or other disposal of the Vessel or of foreclosure to which the Security Trustee may be entitled or make any application for the sale of the Vessel or any share therein in any part of the world whether by public auction or private treaty or

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otherwise (excluding, for the avoidance of doubt, any steps to be taken solely to protect, but not enforce, the Finance Parties’ rights in any arrest proceedings or applications for sale made against the Vessel by any third parties, but only insofar as any such proceedings or applications are continuing and not permanently stayed, and subject to the condition that the Security Trustee shall cease any such action upon the relevant proceedings or application being permanently stayed (and release any arrest, or caveat against release, upon the relevant third party arrest being released) and the Security Trustee shall notify the Time Charterer in writing promptly upon taking or ceasing any such action); or

(c) take possession of the Vessel; or

(d) appoint a receiver in respect of the Vessel; or

(e) exercise against the Vessel any right or remedy which would diminish, prejudice or interfere with the Time Charterer’s rights, options, benefits or privileges under the Time Charter or otherwise interfere with the quiet use and enjoyment of the Vessel by the Time Charterer under the Time Charter; or

(f) take any step to wind up, liquidate, or place in administration or receivership the Owner nor commence or continue any analogous proceedings in any jurisdiction (excluding, for the avoidance of doubt, proving in a liquidation commenced by any third party, but only insofar as any such proceedings are continuing and not permanently stayed, and subject to the condition that the Security Trustee shall cease any such action upon the relevant proceedings being permanently stayed and the Security Trustee shall notify the Time Charterer in writing promptly upon taking or ceasing any such action);

SUBJECT ALWAYS:

(i) to there having occurred no event under the Time Charter (a “Charterer’s Termination Event”) in consequence of which the Owner, is entitled to terminate and has lawfully terminated the Time Charter in accordance with their terms including, without limitation, withdrawal of the Vessel from the Time Charter by the Owner for non-payment of hire;

(ii) to the Vessel not having become an actual, agreed, arranged or constructive total loss and being no longer available to the Owner;

4. The Security Trustee agrees that unless the Time Charterer is no longer entitled to the use and quiet enjoyment of the Vessel under paragraph 3 above, if the Security Trustee enforces or exercises its rights pursuant to the Finance Documents in accordance with the terms thereof, the Security Trustee may only sell or transfer the Vessel expressly subject to the terms of the Time Charter (a “Permitted Transfer”) and provided that:

(a) the rights of the Time Charterer under the Time Charter shall be fully preserved and protected following the Permitted Transfer; and

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(b) before the Permitted Transfer, if the Owner’s rights as “Owner” under the Time Charter are to be assigned or transferred to a third party, such third party (the “Substitute”) has assumed the rights and obligations of the Owner under the Time Charter; and

(c) the Substitute is acceptable to the Time Charterer acting reasonably.

The Time Charterer shall give its consent to the proposed Substitute if the Time Charterer is satisfied, acting reasonably, that the validity and enforceability of the Time Charter will not in any way be prejudiced, and if that Substitute (not being a competitor of the Time Charterer) has such (i) legal capacity (ii) technical competence and (iii) financial capability as are reasonably required to become a party and to perform the obligations of the Owner under the Time Charter, and, provided that (but without prejudice to such Substitute’s ability to meet the foregoing criteria in other circumstances):

(a) arrangements concluded with third parties by the proposed Substitute shall be taken into account in evaluating its technical competence and financial capability; and

(b) in the case of any proposed Substitute which is an affiliate of the Security Trustee, evidence that it is controlled by the Security Trustee shall be sufficient evidence of financial capability for the purposes of this paragraph 3(a);

The Owner undertakes not to make any claim against the Vessel and/or Substitute and/or the Time Charterer arising directly from a Permitted Transfer made under this Letter.

The Time Charterer shall use all reasonable endeavours to co-operate with the Security Trustee in order to effect a Permitted Transfer at the expense of the Security Trustee.

5. By countersigning this Letter, the Time Charterer hereby acknowledges and agrees that:

(a) subject to the provisions of paragraphs 3 and 4, the enforcement, in accordance with the terms of the Finance Documents, by the Security Trustee of any security interests granted in favour of the Security Trustee pursuant to the Finance Documents or the sale or transfer of the Vessel pursuant to the Finance Documents to any other person shall not constitute a disturbance of the Time Charter or the Time Charterer’s use and quiet enjoyment of the Vessel in accordance with the terms of the Time Charter;

(b) the covenant by the Security Trustee in this Letter is the sole covenant by the Security Trustee in respect of quiet enjoyment and is in substitution for, and to the exclusion of, any other covenant for quiet enjoyment which may have otherwise been given by any other party or implied at law or otherwise.

6. The Time Charterer agrees that:

(a) without prejudice to any other rights the Time Charterer may have in respect of any default by the Owner of any of its obligations under the Time Charter, the Time Charterer will not take any enforcement action in respect of or otherwise terminate the Time Charter without first notifying the Security Trustee in writing and giving the Security Trustee the

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opportunity to remedy (or procure the remedy of) any default by the Owner of any of its obligations under or in connection with the Time Charter within the relevant period referred to below. Unless the Security Trustee notifies the Time Charterer in writing that it does not wish to exercise any remedy rights, the Time Charterer will not terminate the Time Charter if the Security Trustee does so remedy (or procure the remedy of) the default within thirty (30) days of the Time Charterer giving notice to the Owner (copied to the Security Trustee) of the default by the Owner to perform its obligations under the Time Charter (which cure period shall be extended to sixty (60) days if it is demonstrated to the Time Charterer (acting reasonably) that the Security Trustee is continuing to diligently remedy (or procure the remedy of) the default;

(b) if the Security Trustee, pursuant to a Permitted Transfer, exercises the power of sale under the Mortgage and/or assigns or transfers the rights of the “Owner” under the Time Charter to the Substitute, the Time Charterer will not terminate the Time Charter by reason solely of such transfer (without prejudice to any accrued rights). In such circumstances, the Time Charterer agrees that the Substitute shall, with effect from the date of the Permitted Transfer and notwithstanding any other provisions thereof, become a party to the Time Charter in place of the Owner and shall be treated for all purposes as if the Substitute had originally been named a party in place of the Owner (without prejudice to any accrued rights).

7. The Security Trustee acknowledges that the Time Charterer is not a party to and is not bound by the provisions of any of the Finance Documents.

8. The Security Trustee acknowledges that the terms of this Letter shall (subject to such beneficiary similarly confirming and consenting to the terms of this Letter) enure to the benefit of the successors and assigns of the Time Charterer under the Time Charter.

9. The Security Trustee confirms that it has been duly authorised to issue this Letter on behalf of the Finance Parties and that its issuance conforms with the Loan Agreement and, without limitation, the agency provisions described therein.

10. The terms of this Letter shall be governed by and construed in accordance with English law and the provisions of Clause 46 (Law and litigation) of the Time Charter shall apply, mutatis mutandis, to any dispute arising out of this Letter as if such provisions were set out in this Letter.

Please acknowledge your receipt of and your agreement to the terms of this Letter by signing the attached copy where indicated and returning it to us.

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Each of the parties signing this Letter intends that the agreement constituted by this Letter shall take effect as a deed notwithstanding the fact that a party may only sign this Letter under hand.

Yours faithfully,

for and on behalf of

[•]

We, [•] hereby confirm our agreement to the provisions of this Letter.

Dated:

for and on behalf of

[•]

We, [•], for the consideration aforesaid, hereby confirm our agreement to the provisions of this Letter.

Dated:

for and on behalf of

[•]

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APPENDIX G—BG GROUP BUSINESS PRINCIPLES

For most recent version of the BG Business Principles, see http://www.bg-group.com

Conduct

We act with integrity, fairness and transparency.

We comply with legal, regulatory and licence requirements.

We do not tolerate corruption in any form, whether direct or indirect.

Our investment criteria take account of economic returns, environmental impacts, social consequences and human rights.

High standards of corporate governance are integral to the way we manage our business.

People

We treat people with fairness, respect and decency.

We help employees to develop their potential.

We believe that all injuries are preventable.

We provide healthy, safe and secure work environments.

Society

We work to ensure that neighbouring communities benefit from our presence on an enduring basis.

We listen to neighbouring communities and take account of their interests.

We support human rights within our areas of influence.

Environment

We make a positive contribution to the protection of the environment.

We go beyond compliance with local environmental regulation to meet internationally accepted best practice.

We reduce to the minimum practicable any adverse effects of our operations on the environment.

April 2006

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APPENDIX H—GROUP POLICY ON SECURITY

Statement of Principle

A safe and secure working environment is fundamental to business success and we seek to protect our personnel, physical assets, information and company reputation from harm.

Implementation

We will:

•	identify and regularly assess security threats to business operations and assess and manage associated risks;

•	define and implement specific controls and procedures to ensure the confidentiality, availability and integrity of all forms of business and personal data;

•	develop and maintain effective Security Management processes to mitigate or minimise identified risks by the use of proactive and cost effective measures and procedures;

•	protect all company assets, including personnel, corporate reputation, business information and systems, physical property and key business processes from harm;

•	record, analyse and investigate all reported security incidents and irregularities to develop improvements to prevent their recurrence;

•	consider security in all aspects of business operations and planning;

•	expect a positive commitment to security by all levels of management and provide sufficient resources commensurate with the assessed risks;

•

conduct security operations in compliance with the Statement of Business Principles, national legal requirements, international standards including the US/UK Voluntary Principles on Security and Human Rights. Where practical we will improve on the performance standards they specify;

•

produce and test response, contingency and business interruption plans to cover all foreseeable events to minimise the impact of any incident or emergency and train personnel in their effective and efficient implementation;

•	introduce and maintain active programmes to develop security awareness and responsibility among all employees and contractors;

•	ensure compliance with this policy through a process of education, training, review and audit.

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THIS NOVATION AGREEMENT (the “Agreement”) is made on 3 May ~~April~~ 2010

BETWEEN

(1)	KNUTSEN OAS SHIPPING AS, a company incorporated in Norway whose registered office is at Smedasundet 40, 5529 Haugesund (the “Original Owner”);

(2)	KNUTSEN BØYELASTER XI KS, a company incorporated in Norway whose registered office is at Smedasundet 40, 5529 Haugesund (the “New Owner”); and

(3)	BG OIL SERVICES LIMITED, a company organised and existing under the laws of England and Wales having its principal office at 100, Thomas Valley Park Drive Reading, Berkshire, RG6 1PT, (the “Charterer”).

BACKGROUND

(A)	By a time charter party dated 6 April 2010 (the “Time Charter”), the Charterer agreed to hire and the Original Owner agreed to let the vessel “Windsor Knutsen” to the Charterer on the terms and conditions set out in the Time Charter.

(B)	The Original Owner has agreed to transfer and the New Owner has agreed to assume all the rights, liabilities and obligations of the Original Owner under the Time Charter and the Charterer has agreed to the substitution of the New Owner in place of the Original Owner in relation to such rights, liabilities and obligations subject to and upon the terms and conditions of this Agreement.

(C)	This Agreement is entered into by the Charterer in consideration of the payment to the Charterer by each of the Original Owner and the New Owner of US$1 and for other good and valuable consideration provided by the New Owner to the Original Owner (the sufficiency and receipt of which the Charterer, the New Owner and the Original Owner each hereby acknowledges).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Construction of certain terms.

In this Agreement:

“Effective Time”	means the date of signing of this Agreement;

“Novated Obligations”	means for the purposes of Clause 2.1, all obligations of the Original Owner as “Owner” under the Time Charter;

“Novated Time Charter”	means the Time Charter as constituted as a contract between the New Owner and the Charterer by the terms of this Agreement;

3952369v1

“Novated Rights”	means for the purposes of Clause 2.1, all rights of the Original Owner as “Owner” under the Time Charter;

“Time Charter”	means the Time Charter referred to in Recital (A) as supplemented or amended from time to time.

1.2	General Interpretation

In this Agreement:

(a)	clause headings are inserted for convenience only and shall not affect the construction of this Agreement and, unless otherwise specified, all references to Clauses and Recitals are to clauses and recitals of this Agreement; and

(b)	unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa.

2.	NOVATION

2.1	Novation to the New Owner

The Original Owner agrees to transfer the Novated Rights and the Novated Obligations from the Original Owner to the New Owner and each of the other parties to this Agreement agrees to such transfer, on and with effect from the Effective Time, on the basis that, at the Effective Time:

(a)	the Original Owner shall release and discharge the Charterer from its obligations to the Original Owner in respect of the Novated Rights;

(b)	the Charterer shall release and discharge the Original Owner from the Novated Obligations;

(c)	the New Owner shall have the benefit of the Novated Rights to the exclusion of the Original Owner (and accordingly the Charterer thereafter shall undertake to perform its obligations in respect of the Novated Rights under the Time Charter in favour of the New Owner); and

(d)	the New Owner shall assume the Novated Obligations,

so that, with effect from the Effective Time, the New Owner shall be substituted in place of the Original Owner as a party to the Time Charter in relation to the Novated Rights and the Novated Obligations and, accordingly, the Time Charter on and with effect from the Effective Time shall be construed and treated, and the Charterer shall be bound in all respects, as if the New Owner had always been named in the Time Charter as “Owner” instead of the Original Owner in relation to the Novated Rights and Novated Obligations.

3952369v1	2

3.	TIME CHARTER REMAINS UNCHANGED

3.1	Save for the novation set out herein, all the provisions of the Time Charter as novated shall remain unchanged and in full effect.

3.2	No increased obligations

Except as otherwise expressly provided in this Agreement, the execution and delivery by the Charterer of this Agreement and the performance by the Charterer of its obligations under this Agreement shall not create or impose upon the Charterer any obligations on its part under the Time Charter which are greater than the obligations which the Charterer would have had under the Time Charter.

4.	MISCELLANEOUS

4.1	Counterparts

This Agreement may be executed in several counterparts and any single counterpart or set of counterparts signed, in either case, by all of the parties thereto shall be deemed to be an original, and all counterparts when taken together shall constitute one and the same instrument.

5.	GOVERNING LAW AND JURISDICTION

5.1	Incorporation of Time Charter provisions

Any disputes arising out of or by virtue of this Agreement shall be referred to arbitration as provided for in article 61 of the Time Charter.

This Agreement has been executed by or on behalf of the parties to this Agreement as a deed on the date specified at the beginning of this Agreement.

ORIGINAL OWNER

EXECUTED AND DELIVERED AS A DEED by	)	/s/ TRYGVE SEGLEM

for and on behalf of	)

KNUTSEN OAS SHIPPING AS	)

in the presence of: /s/ ARILD VIK	)

NEW OWNER

EXECUTED AND DELIVERED AS A DEED by	)	/s/ TRYGVE SEGLEM

for and on behalf of	)

3952369v1	3

KNUTSEN BØYELASTER XI KS	)

in the presence of: /s/ ARILD VIK	)

CHARTERER

EXECUTED AND DELIVERED AS A DEED by	)

for and on behalf of	)

BG OIL SERVICES LIMITED	)

in the presence of: /s/ S.J. SURRALL	)

3952369v1	4

8 March 2011

Knutsen OAS Shipping AS

Attn: John Einar Dalsvåg

Smedasundet 40

P.O. Box 2017

5504 Haugesund

Norway

RE: Time Charter Party Agreement between Knutsen OAS (“Owners”) and BG Oil Services Limited (“Charterers”) dated as of 6 April 2010 (the “Agreement”).

Dear Sir,

Please take notice that as per the attached Certificate of Incorporation on Change of Name, BG Oil Services Limited has changed its name to Brazil Shipping I Limited. Kindly note that while the name of the company has changed, the company registration number remains the same. The details of Brazil Shipping I Limited are outlined below:

Brazil Shipping I Limited

100 Thames Valley Park Drive

Reading

Berkshire

RG6 1PT

Please feel free to contact Seema Patel (seema.patel@bg-group.com) if you have any questions.

Sincerely,

/s/ ANITA ODEDRA

Anita Odedra

Director, Supply & Commercial Operations

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 7211438

The Registrar of Companies for England and Wales hereby certifies that under the Companies Act 2006:

BG OIL SERVICES LIMITED

a company incorporated as private limited by shares; having its registered office situated in England/Wales; has changed its name to:

BRAZIL SHIPPING I LIMITED

Given at Companies House on 16th February 2011

THIS NOVATION AGREEMENT (the “Agreement”) is made on February 20, 2013

BETWEEN

(1)	KNUTSEN BØYELASTER XI KS, a company incorporated in Norway whose registered office is at Smedasundet 40, 5529 Haugesund (the “Original Owner”);

(2)	KNOT SHUTTLE TANKERS 18 AS, a company incorporated in Norway whose registered office is at Smedasundet 40, 5529 Haugesund (the “New Owner”); and

(3)	BRAZIL SHIPPING I LIMITED, (formerly known as BG Oil Services Limited), a company organised and existing under the laws of England and Wales having its principal office at 100, Thomas Valley Park Drive Reading, Berkshire, RG6 1PT, (the “Charterer”).

BACKGROUND

(A)	By a time charter party dated 6 April 2010 (as amended and previously novated, the “Time Charter”), the Charterer agreed to hire and the Original Owner agreed to let the vessel “Windsor Knutsen” (the “Vessel”) to the Charterer on the terms and conditions set out in the Time Charter.

(B)	The Vessel, MT “Bodil Knutsen” , MT “Fortaleza Knutsen” and MT “Recife Knutsen” is in the process of being contributed to a Master Limited Partnership (the “MLP”), in exchange for which the parent Knutsen NYK Offshore Tankers AS will obtain a majority of the ownership interests in the MLP. The MLP will in due course undertake an initial public offering and will be required to register the common units representing limited partner interests in the MLP with the United States Securities and Exchange Commission (the “SEC”) pursuant to a Registration Statement on Form F-1 (the “Registration Statement”). The MLP will be formed as a Marshall Islands limited partnership, however the commercial and technical operation of its fleet will continue out of Haugesund, Norway. As a consequence of the change of ownership of the Vessel as contemplated by the above, the Original Owner, the New Owner and the Charterer now enter into this Agreement.

(C)	The Original Owner has agreed to transfer and the New Owner has agreed to assume all the rights, liabilities and obligations of the Original Owner under the Time Charter and the Charterer has agreed to the substitution of the New Owner in place of the Original Owner in relation to such rights, liabilities and obligations subject to and upon the terms and conditions of this Agreement.

(D)	This Agreement is entered into by the Charterer in consideration of the payment to the Charterer by each of the Original Owner and the New Owner of US$1 and for other good and valuable consideration provided by the New Owner to the Original Owner (the sufficiency and receipt of which the Charterer, the New Owner and the Original Owner each hereby acknowledges).

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Construction of certain terms.

In this Agreement:

“Effective Time”	means the date and time at which title to the Vessel is registered in the name of the New Owner;

“Novated Obligations”	means for the purposes of Clause 2.1, all obligations of the Original Owner as “Owner” under the Time Charter;

“Novated Time Charter”	means the Time Charter as constituted as a contract between the New Owner and the Charterer by the terms of this Agreement;

“Novated Rights”	means for the purposes of Clause 2.1, all rights of the Original Owner as “Owner” under the Time Charter;

“Time Charter”	means the Time Charter referred to in Recital (A) as supplemented or amended from time to time.

1.2	General Interpretation

In this Agreement:

(a)	clause headings are inserted for convenience only and shall not affect the construction of this Agreement and, unless otherwise specified, all references to Clauses and Recitals are to clauses and recitals of this Agreement; and

(b)	unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa.

2	NOVATION

2.1	Novation to the New Owner

The Original Owner agrees to transfer the Novated Rights and the Novated Obligations from the Original Owner to the New Owner and each of the other parties to this Agreement agrees to such transfer, on and with effect from the Effective Time, on the basis that, at the Effective Time:

(a)	the Original Owner shall release and discharge the Charterer from its obligations to the Original Owner in respect of the Novated Rights;

(b)	the Charterer shall release and discharge the Original Owner from the Novated Obligations and consequently releases the Original Owner from all claims and demands whatsoever in respect of the Time Charter and accepts the liability of the New Owner under the Time Charter;

(c)	the New Owner shall have the benefit of the Novated Rights to the exclusion of the Original Owner (and accordingly the Charterer thereafter shall undertake to perform its obligations in respect of the Novated Rights under the Time Charter in favour of the New Owner); and

(d)	the New Owner shall assume the Novated Obligations,

so that, with effect from the Effective Time, the New Owner shall be substituted in place of the Original Owner as a party to the Time Charter in relation to the Novated Rights and the Novated Obligations and, accordingly, the Time Charter on and with effect from the Effective Time shall be construed and treated, and the Charterer shall be bound in all respects, as if the New Owner had always been named in the Time Charter as “Owner” instead of the Original Owner in relation to the Novated Rights and Novated Obligations.

3	TIME CHARTER REMAINS UNCHANGED

3.1	As a consequence of the novation in clause 2 above, it is hereby agreed that as from the Effective Time payment of hire under the Time Charter shall be paid to an account to be advised in due time by the New Owner. The New Owner and the Original Owner are to settle any advance hire paid at the Effective Time, without affecting the Charterer’s payment obligations.

3.2	The New Owner is also to advice of any new address and contact details for notices to the “Owner” under the Time Charter.

3.3	Save as provided to the contrary herein, all terms and conditions of the Time Charter remain unchanged and in full force and effect.

3.4	No increased obligations

Except as otherwise expressly provided in this Agreement, the execution and delivery by the Charterer of this Agreement and the performance by the Charterer of its obligations under this Agreement shall not create or impose upon the Charterer any obligations on its part under the Time Charter which are greater than the obligations which the Charterer would have had under the Time Charter.

4	MISCELLANEOUS

4.1	Counterparts

This Agreement may be executed in several counterparts and any single counterpart or set of counterparts signed, in either case, by all of the parties thereto shall be deemed to be an original, and all counterparts when taken together shall constitute one and the same instrument.

4.2	Warranty of Authority

Each Party represents and warrants to every other Party that it has full power to enter in to this Agreement and has taken all necessary action and has obtained all necessary authorizations, consents, licences and approvals required in connection with the entry into and performance of this Agreement and that the person signing this Agreement on its behalf has authority to do so.

4.3	Third Party Rights

A person who is not a party to this Agreement has no rights under it and may not enforce a right to, or enjoy the benefit of, any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

4.4	Costs

Each party shall bear its own costs, charges and expenses (including, without limitation, legal fees) incurred in connection with the preparation and execution of this Agreement or any actions required thereunder.

5	GOVERNING LAW AND JURISDICTION

5.1	Incorporation of Time Charter provisions

Governing law, jurisdiction and dispute resolutions under this Agreement shall be as per the Time Charter.

This Agreement has been executed by or on behalf of the parties to this Agreement as a deed on the date specified at the beginning of this Agreement.

ORIGINAL OWNER

EXECUTED AND DELIVERED AS A DEED by	) /s/ TRYGVE SEGLEM

for and on behalf of	) Trygve Seglem

KNUTSEN BØYELASTER XI KS	) /s/ KARL GERHARD BRÅSTEIN DAHL

in the presence of:	) Karl Gerhard Bråstein Dahl, Chief Financial Officer

NEW OWNER

EXECUTED AND DELIVERED AS A DEED by	) /s/ TRYGVE SEGLEM

for and on behalf of	) Trygve Seglem

KNOT SHUTTLE TANKERS 18 AS	) /s/ KARL GERHARD BRÅSTEIN DAHL

in the presence of:	) Karl Gerhard Bråstein Dahl, Chief Financial Officer

CHARTERER

EXECUTED AND DELIVERED AS A DEED by	) /s/ TOM SUMMERS

for and on behalf of Brazil Shipping I Limited	) Tom Summers

BRAZIL SHIPPING I LIMITED	) /s/ JAMES REINLIEB

in the presence of:	) James Reinlieb

1) Grittleton Road
London, W9200
U.K.